As filed with the U.S. Securities and Exchange Commission on September 29, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOCOLL AG
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
Innocoll AG Unit 9, Block D
Monksland Business Park
Monksland, Athlone
Ireland
+353 (0) 90 6486834
(Address and telephone number of registrant’s principal executive offices)

Anthony P. Zook
Cottage 9, West Chester Pike
Newtown Square, PA 19073
(610) 405-2347
(Name, address, and telephone number of agent for service)

Copies to:
Jeffrey A. Baumel, Esq.
Kristina E. Beirne, Esq.
Asim Grabowski-Shaikh, Esq.
Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Tel. No.: 212-768-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Aggregate Price per Ordinary Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Ordinary Shares, €1.00 notional par value per share	$150,000,000		$150,000,000(4)	$17,430.00
Secondary Offering:
Ordinary Shares, €1.00 notional par value per share	911,982	$165.63(3)	$151,051,578.66(3)	$17,552.19
Total			$301,051,578.66	$34,982.19

(1)
American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby are registered under a separate Registration Statement on Form F-6 (File No. 333-197480). Each ADS represents 1/13.25 of an ordinary share.

(2)
There are being registered hereunder such indeterminate number of ordinary shares being registered as may be sold by the registrant from time to time at indeterminate prices, with any initial aggregate public offering price not to exceed $150,000,000. In addition, up to 706,783 ordinary shares and 205,199 ordinary shares, issuable upon the exercise of options issued by Innocoll AG to the selling shareholders identified in the prospectus forming part of this registration statement, may be sold by such selling shareholders. These ordinary shares may be represented by ADSs. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices per share of the ADSs on the Nasdaq Global Market on September 28, 2015.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $150,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where offers or sales are not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2015
PROSPECTUS
$150,000,000

Innocoll AG

American Depositary Shares

Representing Ordinary Shares offered by the Company

and

12,083,761 American Depositary Shares

Representing 911,982 Ordinary Shares offered by Selling Shareholders

We may offer, from time to time, in one or more offerings, American Depositary Shares, or ADSs, representing our ordinary shares, and the selling shareholders may offer up to 12,083,761 ADSs, representing 911,982 ordinary shares, including 205,199 ordinary shares represented by 2,718,886 ADSs issuable upon the exercise of options held by the selling shareholders. The aggregate initial offering price of the ADSs that we may offer and sell under this prospectus will not exceed $150,000,000. We may offer and sell the ADSs described in this prospectus at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. Each ADS represents 1/13.25 of an ordinary share with a notional value of  €1.00 per share. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 44.
We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Our ADSs are listed on the NASDAQ Global Market under the symbol “INNL.” On September 28, 2015, the last reported sale price of our ADSs on the NASDAQ Global Market was $12.51.
Investing in our ADSs involves risks. See “Risk Factors” beginning on page 26, and any similar section contained or incorporated by reference herein concerning factors you should consider before investing in our ADSs.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2015.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

All references in this prospectus to “U.S. dollars” or “$” are to the legal currency of the United States and all references to “€” or “euro” are to the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Solely for the convenience of the reader, unless otherwise indicated, all amounts in U.S. dollars have been converted from euros to U.S. dollars at an exchange rate of  $1.2141 per euro, the official exchange rate quoted as of December 31, 2014 by the European Central Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of euros at the dates indicated.
Our registered trademarks, XaraColl®, Cogenzia®, CollaGUARD®, our localized drug delivery technologies trademarked as CollaRx®, CollaFilm®, CollaPress™ and LiquiColl™, the Innocoll logo and other trademarks or service marks of Innocoll appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks and service marks of other companies. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings, and the selling shareholders may sell up to 12,083,761 ADSs, representing 911,982 of their ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we, or the selling shareholders, as applicable, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it.
We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
You should not assume that the information contained in this prospectus is accurate as of any other date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
The forward-looking statements in this prospectus include, among other things, statements about:
•
our plans to develop and manufacture XaraColl, Cogenzia and our other product candidates;

•
the timing of, and our ability to obtain, regulatory approval of XaraColl, Cogenzia and our other product candidates;

•
the timing of, and our ability to obtain, a general indication of postoperative analgesia for XaraColl;

•
the timing of commencement of any discussions, proceedings, or any actions involving the U.S. Food and Drug Administration, or FDA;

•
the ability of the results of our clinical trials to support our product candidate claims;

•
the timing of our anticipated launches of XaraColl, Cogenzia and our other product candidates;

•
the rate and degree of market acceptance of XaraColl, Cogenzia and our other product candidates;

•
the size and growth of the potential markets for XaraColl, Cogenzia and our other product candidates and our ability to serve those markets;

•
our manufacturing and marketing capabilities;

•
regulatory developments in the United States and foreign countries;

•
our ability to obtain and maintain the scope, duration and protection of our intellectual property rights;

•
the accuracy of our estimates regarding expenses and capital requirements; and

•
the loss of key scientific or management personnel.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly the factors described in the “Risk Factors” section of this prospectus, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.
You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT INNOCOLL AG
This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and the risk factors beginning on page 26, before deciding whether to purchase our ADSs. Unless the context otherwise requires, the terms “we,” “us,” “our,” “Innocoll” and the “Company” refer to Innocoll AG, a German stock corporation, and its direct and indirect subsidiaries Innocoll, Inc., a Virginia corporation, Innocoll Pharmaceuticals Ltd., an Irish private limited company, Innocoll Technologies Ltd., an Irish private limited company, and Syntacoll GmbH, a German limited liability company and a wholly-owned subsidiary of Innocoll Pharmaceuticals Ltd. On July 3, 2014, we transformed from Innocoll GmbH to Innocoll AG, which was required under German law in order to offer and sell our securities in a public offering. Because we have the same legal identity, operations and business after the transformation as we had before, the historical financial information for Innocoll AG is identical to the historical information previously reported for Innocoll GmbH.
Overview
We are a global, commercial stage, specialty pharmaceutical company, with late-stage development programs targeting areas of significant unmet medical need. Our lead product candidates are XaraColl® for the treatment of post-operative pain and Cogenzia® for the treatment of diabetic foot infections, or DFIs. We initiated our Phase 3 efficacy trials for Cogenzia in both the United States and Europe in the second quarter of 2015. We also initiated our Phase 3 trials for XaraColl in the third quarter of 2015. We expect that data from those Phase 3 efficacy trials for XaraColl will be available in the first half of 2016 and for Cogenzia in the third quarter of 2016. CollaGUARD, which prevents post-surgical adhesions, has been approved in 12 countries in Asia, the Middle East and Latin America and we expect to commence the pivotal trial required for approval in the United States in the first quarter of 2016. In 2014, we generated €4.5 million of sales from four marketed products: (i) CollaGUARD, which utilizes our CollaFilm® technology, a transparent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries; (ii) Collatamp Gentamicin Surgical Implant, or CollatampG, which utilizes our CollaRx® sponge technology indicated for the treatment or prevention of post-operative infection; (iii) Septocoll®, a bioresorbable, dual-action collagen sponge, indicated for the treatment or prevention of post-operative infection, which we manufacture and supply to Biomet Orthopedics Switzerland GmbH, or Biomet; and (iv) RegenePro, a bioresorbable collagen sponge for dental applications which we manufacture and supply to Biomet 3i. We utilize our proprietary collagen-based technology platform to develop our biodegradable and bioresorbable products and product candidates. We manufacture our products in our own commercial scale facility. We have strategic partnerships in place with large international healthcare companies, such as Takeda, EUSA Pharma and Biomet, which market certain of our approved products in their applicable territory within Asia, Australia, Canada, Europe, Latin America, the Middle East, and the United States. Our corporate headquarters are located in Athlone, Ireland.
Our first lead product candidate, XaraColl, is an implantable, bioresorbable collagen sponge that we designed to provide sustained post-operative pain relief through controlled delivery of bupivacaine at the surgical site. The worldwide post-operative pain market was estimated to be $5.9 billion in 2010. The current standard of care for the treatment of post-operative pain relies heavily on the use of opioids supplemented by other classes of pain medications, the combination of which is known as multi-modal pain therapy. However, 75% of patients receiving standard treatments still report inadequate post-operative pain relief and 79% of patients report adverse events from these medications. Opioid-related adverse events, such as nausea, constipation and respiratory depression, which are potentially severe, may require additional medications or treatments and prolong a patient’s hospital stay, thereby increasing overall treatment costs significantly. Additionally, opioids are highly addictive and induce drug resistance and tolerance. Given the negative side effects and costs associated with opioid use in particular, there is increasing focus from hospitals, payors and regulators on treatments that reduce opioid use in the treatment of post-operative pain.

Our Product Candidates
XaraColl
XaraColl has been studied in one Phase 1 and four completed Phase 2 clinical trials enrolling approximately 184 patients, including 103 patients in two Phase 2 trials in hernia repair at doses of 100 mg and 200 mg of bupivacaine. Results from both trials demonstrated that XaraColl reduces both pain intensity and opioid consumption with the 200 mg dose resulting in an overall greater combined effect at 48 hours. XaraColl-treated patients in the 100 mg dose trial experienced significantly less pain through 24 hours (44% reduction; p = 0.001), 48 hours (37% reduction; p = 0.012) and 72 hours (34% reduction; p = 0.030). In our subsequent 200 mg dose trial, XaraColl demonstrated a statistically significant reduction in opioid consumption through 24 and 48 hours (44% reduction at 24 hours, p = 0.004, and 36% reduction at 48 hours, p = 0.042), and demonstrated a statistical trend in reduction in pain intensity through 24 hours (p = 0.080). After the revised guidance we received from the FDA in July 2015, we determined that we will rely upon a primary endpoint of summed pain intensity, or SPI, in our two Phase 3 trials. Based on the results of our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose compared to standard bupivacaine infiltration, we plan to run both Phase 3 trials in parallel, focusing only on the 300 mg dose. The FDA has agreed with our single-dose approach in our recent Type C meeting. Because bupivacaine is believed to work locally by blocking the generation and the conduction of nerve impulses and it is considered dose dependent, we believe a higher dose should increase the local analgesic effect. In September 2015, the first patient was dosed in both our MATRIX-1 (Multisite Assessment of PosToperative PainReduction wIth XaraColl) and MATRIX-2 Phase 3 studies for the treatment of postoperative pain following open hernia repair with mesh using XaraColl, Innocoll’s surgically implantable and bioresorbable bupivacaine-collagen matrix. Our MATRIX Phase 3 studies are two identical randomized, placebo-controlled, double-blinded studies to investigate the safety and efficacy of XaraColl, with pivotal data anticipated in the first half of 2016. We expect to file an NDA for XaraColl at the end of the third quarter of 2016. We intend to build commercial capabilities in the U.S. to effectively support our brands, including XaraColl, in the U.S. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future.
Cogenzia
Our second lead product candidate, Cogenzia, is a topically applied, bioresorbable collagen sponge for the treatment of DFIs. Cogenzia is designed to release a high dose of gentamicin directly at the site of DFIs. There is a significant unmet medical need for more effective treatments of DFIs. Patients suffering from DFIs face a high rate of treatment failure, leading to hospitalization, and potentially limb amputation, which has a five-year mortality rate as high as 80%. Of the approximately 27 million patients globally who suffered a diabetic foot ulcer in 2014, 58%, or approximately 15.7 million, developed a DFI. DFIs are currently treated with systemic antibiotic therapy. However, peripheral vascular disease, or PVD, a frequent comorbidity of diabetes, leads to reduced blood flow to the extremities thereby rendering systemic antibiotic therapy less effective in this patient population. Published data demonstrates that systemic antibiotics have a treatment failure rate of approximately 30% to 50%. Patients with a DFI face hospitalization risk that is more than 55 times higher and risk of amputation more than 150 times higher than diabetic patients with uninfected foot ulcers. The direct cost of an amputation associated with the diabetic foot is estimated to be between $30,000 and $60,000. In addition, major amputation is associated with mortality rates as high as 40% within one year and 80% within five years. We believe Cogenzia, when used in combination with standard systemic antibiotic therapy, addresses this significant unmet need and will provide substantially higher infection cure rates than obtained from systemic therapy alone. Cogenzia acts by delivering a high dose of gentamicin directly to the wound site at a concentration that achieves broad eradication of both Gram positive and Gram negative bacteria, including methicillin-resistant Staphylococcus aureus, or MRSA, all of which may be present in DFIs. Delivering gentamicin topically avoids the toxicity side effects associated with systemic dosing and enables the drug to be used in higher concentrations, thus, maximizing its effectiveness across a broader range of bacteria.

Cogenzia has been studied in a multicenter, randomized, placebo-controlled Phase 2 trial involving 56 patients with moderately infected DFIs. Cogenzia, administered in conjunction with systemic antibiotic therapy, achieved a 100% clinical cure rate compared to 70% cure rate for patients who received systemic antibiotic therapy alone, which was a statistically significant difference (p 0.025). In addition, Cogenzia achieved baseline pathogen eradication of 100% of all microbes present at the wound site for all patients treated and a reduced time to pathogen eradication (both statistically significant: p 0.038, and p ≤ 0.001, respectively) when compared to systemic therapy alone. This is a critically important outcome, because, if approved, these results provide practitioners with a comfort level that treatment with Cogenzia results in wounds that not only appear to be free of infection, but actually have achieved complete eradication of the pathogens. Treatment with systemic antibiotic therapy alone frequently results in wounds that appear to have achieved a clinical cure of infection, but still carry residual pathogens, often leading to rapid reinfection. Since a diabetic foot ulcer cannot heal in the presence of pathogens, treatment with Cogenzia has the potential to provide practitioners with a more effective wound healing platform. We have confirmed the regulatory path for Cogenzia with the FDA under an SPA, which we re-affirmed in the fourth quarter of 2014. Our protocols for these trials have also been accepted by the European Medicines Agency, or EMA, under the Scientific Advice procedure. We initiated both our COACT (COgenzia Adjuvant for Complete Therapy) trials in the second quarter of 2015 with pivotal data expected in the third quarter of 2016. We expect to file an NDA in the fourth quarter of 2016 and we will also seek approval from the EMA for Cogenzia at that time. In June 2015, Cogenzia received Qualified Infectious Disease Product, or QIDP, designation for the adjunctive treatment of moderate and severe diabetic foot infection from the FDA. This designation is a key provision of the Generating Antibiotic Incentives Now Act, or GAIN Act, approved by Congress in 2012 to increase the incentives for drug manufacturers to produce new antibiotics for serious and hard-to-treat bacterial and fungal infections. QIDP designation for a drug adds an additional five years of market exclusivity, which means that the company that brings the drug into commercial use is protected from generic competitors for that period. For Cogenzia, that should result in eight years of data exclusivity in the United States. QIDP designation also provides access to priority review of marketing applications and eligibility for Fast Track designation by the FDA. However, QIDP Designation for Cogenzia does not guarantee a Fast Track designation by the FDA.
We maintain full rights to Cogenzia in the United States and Europe and, upon obtaining marketing approval, intend to commercialize the product in the United States, and potentially in Europe, using our own specialized sales and marketing organization focused on high volume wound treatment centers and podiatrists. Cogenzia has been approved in Argentina, Australia, Canada, Jordan, Mexico, Russia and Saudi Arabia. We plan to enter into partnerships to market and distribute Cogenzia in countries where we do not intend to establish our own sales force. We have filed five patent applications for Cogenzia in Australia, Canada, Europe, Japan and the United States, all of which are currently in the examination phase. If and when our patents are issued, we expect patent protection for Cogenzia in the United States and Europe to expire at the earliest in 2031.
CollaGUARD
CollaGUARD is our transparent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries. The global market for anti-adhesion products was estimated at approximately $1.3 billion in 2014. We believe that CollaGUARD’s unique combination of features for optimal handling, ease-of-use, hemostatic properties and anti-adhesion performance sets it apart from its competitors. Unlike other competitive products, CollaGUARD can be used in both open and laparoscopic procedures. CollaGUARD is highly robust and can withstand suturing or stapling if required during a procedure and is fully biodegradable and is designed to be safely and completely resorbed over approximately three to five weeks post implantation. CollaGUARD is also transparent which allows for constant visibility of the surgical field. In addition, CollaGUARD is highly stable at room temperature and has a four-year shelf life.
CollaGUARD is regulated as a Class III device in the United States and we expect it will require a single pivotal clinical trial for PMA by the FDA. In the fourth quarter of 2014 we commenced a pilot clinical study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. In the first quarter of 2015, we initiated a second pilot efficacy study in patients undergoing gynecological laparoscopic adhesiolysis. However, we decided to terminate the second pilot efficacy study in favor of a planned pilot efficacy study in patients undergoing myomectomy via open laparotomy to be performed in the U.S. under an Investigational Device Exemption (IDE). We anticipate that data from these pilot studies will help us to finalize the design of the U.S. pivotal study protocol. We plan to hold a pre-IDE submission meeting with the FDA intending to agree on the clinical program that we expect will be required for approval in the United States and plan to commence this pivotal trial in the first quarter of 2016 with topline data expected in the first quarter of 2017. CollaGUARD has been approved in 12 countries in Asia, Latin America and the Middle East and we are preparing for a launch of the product in certain of these territories through our established distribution partners, such as Takeda, which launched and distributed CollaGUARD in Russia in 2014 and received approval in the first quarter of 2015 for the product in Belarus, Ukraine and Kazakhstan.
The initial European CE certificate for CollaGUARD was valid from October 7, 2011 to July 26, 2015. In accordance with normal practice for device recertification, we compiled an updated Design Dossier and submitted this to our European Notified Body (TÜV SÜD, Munich, Germany) in December 2014. As part of our application for recertification, we included an updated literature-based Clinical Evaluation Report and a Post Market Clinical Follow-up (or PMCF) Plan, which rationalized the objectives of our ongoing clinical investigations in accordance with the current 2012 European Guideline for PMCF studies. However, prior to the expiration of the original certificate, the Notified Body requested that we revise our PMCF plan to additionally include a direct clinical comparison of CollaGUARD’s performance and safety compared to another CE-certified adhesion barrier. We do not believe that current European medical device regulations specifically require that our PMCF plan includes such a clinical comparison, and we intend to meet with the Notified Body to seek clarification in resolving this issue. In particular, we will propose an updated PMCF plan to add the new clinical investigations that we anticipate proposing to the FDA for the development of CollaGUARD in the United States. Until a new CE-certificate has been issued, we will not supply CollaGUARD to our marketing partners for sale in Europe or other affected territories.
We submitted a family of patent applications aimed at protecting CollaGUARD on an international basis, including Australia, Canada, Eurasia, Europe, Japan, Mexico, and the United States, which are currently in the examination phase. If issued, these patents are expected to expire at the earliest in 2033 in the United States.
All of our products and product candidates are based on our proprietary collagen-based technology platform, which includes CollaRx®, a lyophilized sponge which is the basis of our XaraColl and Cogenzia products, and CollaFilm®, a film cast membrane which is the basis of CollaGUARD. We utilize highly purified, biocompatible, biodegradable and fully bioresorbable type-1 bovine and equine collagen. Type 1 collagen is the primary fibril-forming collagen in bone, dermis, tendons and ligaments and is the most abundant protein in the human body. Our collagen plays an integral role in the repair and replacement of both soft and hard tissue by providing an extracellular scaffold, stimulating certain growth factors and promoting tissue healing. Our proprietary processes and technologies also enable us to finely control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. These characteristics provide us with the ability to tailor our products characteristics to best meet the specific unmet medical need and provide clinically meaningful advantages over competing products. Our technologies have been fully scaled up and in some cases commercialized and our manufacturing processes are well controlled and cost efficient. Our products are manufactured in our own commercial scale facility.
Our Strategy
Our goal is to be a leading, fully integrated, specialty pharmaceutical company focused on the development, commercialization and manufacture of pharmaceutical and medical products based on our proprietary collagen-based technology platform. The key elements of our strategy are to:
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Develop XaraColl for treatment of post-operative pain.   Based on the topline data received from our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose versus standard bupivacaine infiltration, we plan to conduct both our Phase 3 efficacy studies with a 300 mg dose of XaraColl. The FDA has agreed with our single-dose approach. We initiated our two Phase 3 efficacy studies in the third quarter of 2015. We anticipate pivotal data from these trials in the first half of 2016.

•
Develop Cogenzia for the treatment of DFIs.    We initiated our COACT Phase 3 trials in patients with moderate to severe DFIs in both the United States and Europe in the second quarter of 2015, as agreed to with the FDA under an SPA, the design of which has also been accepted by the EMA, with pivotal data expected in the third quarter of 2016.

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Develop CollaGUARD for prevention of post-surgical adhesions.   CollaGUARD, already approved in other parts of the world, is regulated by the FDA as a Class III device. In the fourth quarter of 2015, we plan to hold our pre-IDE submission meeting with the FDA intending to agree on the clinical development plan for CollaGUARD which we expect to commence in the first quarter of 2016. We expect that PMA approval, if obtained, will enable promotion of CollaGUARD for surgical application in the United States.

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Enter into and leverage strategic partnerships for the development and commercialization of our products and product candidates.   We intend to build commercial capabilities in the U.S. to effectively support our brands in the U.S. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future. We have entered, and intend to enter, into additional strategic partnerships for the development and commercialization of XaraColl and Cogenzia outside of the United States. As with certain of our other marketed products, through our network of strategic partnerships, CollaGUARD is available in several countries around the world. We believe that selectively partnering with healthcare companies who are well positioned to commercialize our products in specific markets will allow us to optimize our ability to obtain a greater return from our portfolio of products and product candidates.

•
Establish our own sales and marketing capabilities to commercialize Cogenzia, XaraColl and CollaGUARD in the United States and potentially in Europe.   Upon approval of our portfolio in the United States, we intend to establish our own specialized sales and marketing organization, focused on the commercialization of our products. Once established, our specialized sales force would also market each product for all other indications that such product is approved for.

•
Manufacture all of our products and product candidates, including, XaraColl, Cogenzia and CollaGUARD.   We plan to manufacture exclusively all clinical and commercial global supply of our products and product candidates in our facility in Saal, Germany. This facility is currently approved for the manufacture of all of our approved products in Europe, Canada, Australia, the Middle East and elsewhere outside of the United States. We believe we currently have adequate production capability to support our current production needs and clinical trials for XaraColl and Cogenzia. We also expect the expansion of our production facility by the second half of 2016 to increase capacity significantly in line with our commercial needs. We believe our ability to manufacture our products ourselves allows us to control more effectively the quality and cost of manufacturing, which in turn will enable us to achieve higher operating margins, providing us and our partners with a marketing advantage.

Our Products
Our current late-stage product candidate pipeline is summarized in the table below:

*
Subject to positive pivotal results in U.S. in the first half of 2016.

**
Approved in Russia, Canada, Saudi Arabia, Jordan, Mexico, Australia, and Argentina; filed for approval in India.

***
Takeda for Canada, Mexico, Russian Federation, Belarus, Ukraine, Moldova, Kazakhstan, Kyrgyzstan, Tajikistan, Uzbekistan, Turkmenistan, Azerbaijan, Armenia, Georgia and Mongolia; Pioneer for The People’s Republic of China (including Hong Kong, Macau and Taiwan), Vietnam, Cambodia, Malaysia, Singapore, Indonesia, Brunei Darussalam, Laos and Myanmar; and other smaller partners for various territories.

****
Approved in 12 countries within Asia and emerging markets.

Innocoll will use code names to refer to its products in development and we expect to seek brand name approval for the names we currently use to refer to our products, which names may change in the future.
XaraColl
XaraColl is an implantable, bioresorbable collagen sponge designed to provide sustained post-operative pain relief through the controlled local delivery of bupivacaine at the surgical site, thereby reducing the need for systemic opioids in the treatment of post-operative pain. Bupivacaine is a local anesthetic that blocks propagation of nerve signals via sodium channel antagonism. We designed XaraColl to:
•
provide an initial rapid burst of bupivacaine followed by slower, sustained release that delivers effective analgesia over a 48 to 72 hour period, the crucial timeframe that impacts a patient’s quality and duration of recovery;

•
provide safe and effective pain relief as part of a multi-modal therapy;

•
reduce opioid use and related adverse events;

•
target both the incisional and deep visceral pain components associated with moderate and major surgery;

•
reduce patient costs, including those associated with length of hospital stay;

•
be used in both open and laparoscopic surgery; and

•
be easily positioned at different layers within the surgical wound.

In September 2015, the first patient was dosed in both our MATRIX Phase 3 studies for the treatment of postoperative pain following open hernia repair with mesh using XaraColl, with pivotal data expected in the first half of 2016. We intend to build commercial capabilities in the U.S. to effectively support our brands in the U.S. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future. We are planning to enter into distribution and marketing arrangements with one or more partners to distribute XaraColl in Europe and worldwide.
XaraColl was developed using our proven and commercialized collagen sponge matrix technology, CollaRx. XaraColl is an intraoperative implant that is fully bioresorbable and delivers the local anesthetic, bupivacaine, directly to the surgical site. We designed XaraColl to provide post-operative analgesia for up to 72 hours after surgery, which is considered the crucial timeframe that impacts a patient’s quality and duration of recovery. By placing XaraColl directly in contact with the traumatized tissue surfaces, surgeons can sustain sufficient drug concentration at both the visceral and incisional sites of surgical wound pain.
Post-operative Pain Market Overview
There are approximately 46 million inpatient and 53 million outpatient surgeries performed in the United States each year. The worldwide post-operative pain market was estimated to be $5.9 billion in 2010. Traditionally, the standard of care for the treatment of post-operative pain relied heavily on the use of opioids supplemented by other classes of pain medications and delivery mechanisms, including non-steroidal anti-inflammatory drugs, or NSAIDs, acetaminophen and wound infiltration with local anesthetics, the combination of which is known as multi-modal pain therapy. However, 75% of patients receiving standard treatments still report inadequate post-operative pain relief and 79% of patients report adverse events from these medications. Unrelieved acute pain can lead to longer post-operative recovery time, delayed ambulation, higher incidence of surgery related complications, increased intensive care unit and hospital length of stays, hospital readmission, progression from acute to chronic pain and reduced levels of daily functioning. The table below summarizes the properties of various options available for the treatment of post-operative pain.
Properties of Post-operative Pain Management
Treatment	Administration	Duration of Action	Reported Adverse Events
Opioids	Constant infusion/ Multiple administrations	4 – 6 hours	Sedation, dizziness, nausea, vomiting, constipation, physical dependence, tolerance and respiratory depression
PCA and Elastomeric Bag Systems	Constant infusion/ Multiple administrations	Dependent on device settings and duration of use	May introduce catheter-related issues such as infection
NSAIDs	Constant infusion/ Multiple administrations	4 – 6 hours	Increased risk of bleeding and gastrointestinal and renal complications
Acetaminophen	Constant infusion/ Multiple administrations	6 – 8 hours	Liver toxicity
Local Anesthetics	Single	≤8 hours	Mild
Injectable Suspensions	Single	Up to 24 hours (per label)	Mild
XaraColl	Single	Up to 48 – 72 hours	Mild
•
Opioids.   Opioids, such as morphine, are the mainstay of post-operative pain management, but are associated with a variety of unwanted and potentially severe side effects, leading healthcare practitioners to seek opioid-sparing strategies for their patients. Opioid side effects include sedation, nausea, vomiting, urinary retention, headache, itching, constipation, cognitive impairment, respiratory depression and death. Most importantly, opioids are highly addictive and induce drug resistance and tolerance. These side effects may require additional medications or treatments and prolong a patient’s stay in the post-anesthesia care unit and the hospital or ambulatory surgery center, thereby increasing overall treatment costs significantly.
•
PCA and Elastomeric Bag Systems.   Opioids are often administered intravenously through patient-controlled analgesia, or PCA, systems in the immediate post-operative period. PCA post-operative pain management for three days can cost up to $500, excluding the costs of treating opioid complications. In an attempt to reduce opioid consumption, many hospitals employ elastomeric bag systems designed to deliver bupivacaine to the surgical area through a catheter over a period of time. This effectively extends the duration of bupivacaine in the post-operative site, but has significant shortcomings. PCA systems and elastomeric bag systems are clumsy and difficult to use, which may delay patient ambulation and introduce catheter-related issues, including infection. In addition, PCA systems and elastomeric bags require significant additional hospital resources to implement and monitor.

•
NSAIDs.   NSAIDs are considered to be useful alternatives to opioids for acute pain relief because they do not produce respiratory depression or constipation. Despite these advantages, the use of injectable NSAIDs, such as ketorolac and ibuprofen, is severely limited in the post-operative period because they increase the risk of bleeding and gastrointestinal and renal complications.

•
Acetaminophen.   Oral and suppository formulations of acetaminophen have long been used to manage pain, including pain in a post-operative setting. Recently, the FDA approved an IV formulation of acetaminophen, Ofirmev, for the management of post-operative pain to avoid the slow onset of the analgesic effects after oral delivery. Acetaminophen is considered not only a viable alternative to NSAIDs, but also can be combined with NSAIDs for an additive effect. However, in any formulation, acetaminophen increases the risk of liver damage or failure which limits the ability to administer it at high dosages or over an extended period of time.

•
Local Anesthetics.   Treatment of post-operative pain typically begins at the end of surgery, with local anesthetics, such as bupivacaine, administered by local infiltration. Though this infiltration provides a base platform for the treatment of post-operative pain for the patient, efficacy of conventional bupivacaine and other available local anesthetics is limited, lasting approximately eight hours or less. As local infiltration is not practical after the surgery is complete, and as surgical pain is greatest in the first few days after surgery, additional therapeutics are required to manage post-operative pain.

•
Injectable Suspensions.   Exparel®, a liposomal injection of bupivacaine, indicated for administration in the surgical site to produce post-operative analgesia, was commercially launched in the United States in 2012. Exparel has demonstrated significant reduction in pain intensity up to 24 hours post-surgery. However, between 24 and 72 hours after administration, as per its label, Exparel showed minimal to no difference on mean pain intensity when compared to placebo. Exparel has a reported shelf life of 30 days at room temperature and must be stored under refrigerated conditions.

•
XaraColl’s Approach.   Given the negative side effects and the costs associated with opioid use in particular, there is an increasing focus from hospitals, payors and regulators on treatments that reduce opioid use for the treatment of post-operative pain. We believe that XaraColl, in combination with NSAIDs, acetaminophen and/or local anesthetics, has the potential to become a cornerstone in the treatment of post-operative pain, focusing on opioid reduction or elimination.

XaraColl Clinical Data
XaraColl has been studied in one Phase 1 and four completed Phase 2 clinical trials enrolling 184 patients, including 103 patients in two Phase 2 trials in hernia repair at doses of 100 mg and 200 mg of bupivacaine.
Phase 2 Clinical Trials in Open Hernia Repair
We conducted two independent, multicenter, double-blind, placebo-controlled trials to evaluate the efficacy and safety of XaraColl in men undergoing unilateral inguinal hernia repair by open laparotomy.

Our primary efficacy endpoints in the trials were (i) SPI and (ii) the total consumption of opioid analgesia, or TOpA (mg of IV morphine equivalent), each analyzed at 24, 48 and 72 hours after surgery, respectively.
In the first trial, we randomized 53 patients to receive either two XaraColl 50 mg sponges for a total dosage of 100 mg bupivacaine (24 patients) or two placebo sponges (29 patients). In all cases, one sponge was placed beneath the hernia repair mesh and the second placed below the laparotomy incision. During patient recovery, immediate post-operative pain was treated with intravenous morphine at incremental doses of 1 to 2 mg, as needed to achieve pain control. Once patients could tolerate oral medication, they were provided with opioid tablets as rescue analgesia and instructed to take only if necessary for breakthrough pain. Patients assessed their post-operative pain intensity after aggravated movement (cough) on a 0 to 100 mm visual analogue scale at regular intervals through 72 hours. Their use of supplementary opioid medication was also recorded. Safety was assessed through 30 days. XaraColl-treated patients in this first trial reported significantly less pain through 24 hours (44% reduction; p = 0.001), 48 hours (37% reduction; p = 0.012) and 72 hours (34% reduction; p = 0.030). They also took less opioid medication through each time point (25%, 16% and 17% reduction, respectively), although these reductions were not statistically significant (p = 0.123, 0.359, and 0.396, respectively).
Based on the safety and efficacy results we observed at the 100 mg dose, we conducted a second multicenter, double-blind, placebo-controlled hernia repair trial, implanting two XaraColl 100 mg sponges for a total dosage of 200 mg. We enrolled 50 patients, 25 randomized to each group, and performed the same efficacy analyses as the first trial. In this second trial, XaraColl-treated patients took significantly less opioid medication through 24 hours (44% reduction; p = 0.004) and 48 hours (36% reduction; p = 0.042), with a trend towards statistical significance at 72 hours (31% reduction; p = 0.094). Of the patients that received XaraColl, 16% did not require any opioid rescue analgesia, compared to 0% in the control group. Although XaraColl-treated patients in the 200 mg also reported less pain (22%, 18%, and 19% reduction through 24, 48, and 72 hours, respectively) these results were not statistically significant. These results are in contrast to the pain intensity results achieved in the 100 mg trial where statistical significance was demonstrated for this parameter.
Results from the efficacy analyses are presented in the table below. p-values of less than or equal to 0.05, representing a less than a 5% probability that the observed difference occurred by chance alone, were considered statistically significant and p-values larger than 0.05, but less than or equal to 0.10, were considered a statistical trend.
Efficacy of XaraColl in Open Hernia Repair
Observed Treatment Effect vs. Placebo Control
Summed Pain Intensity (SPI)
	100 mg trial (n = 53)		200 mg trial (n = 50)
Efficacy Endpoint	Mean reduction	p-value	Mean reduction	p-value
24 hours	44%	0.001*	22%	0.080**
48 hours	37%	0.012*	18%	0.178
72 hours	34%	0.030*	19%	0.184

*
Statistically significant.

**
Statistical trend.

Patients experiencing an opioid-related adverse event in the United States had a 55% longer hospital stay than those without such events, a 47% higher hospitalization cost, a 36% increased risk of 30-day readmission and a 3.4 times greater risk of in-patient mortality in 2013. We also observed that at the higher 200 mg dose, 16% (4/25) of patients did not require any opioid rescue analgesia throughout the 72 hours, compared to 0% in the corresponding placebo control group. Accompanying the significantly reduced use of rescue analgesia, we also observed a 52% reduction in the number of patients who reported any adverse event commonly associated with consumption of opioids. In addition, there was an increase of 102% in time until patients first used rescue medication following discharge from the post-anesthesia care unit. Furthermore, we found that nausea events reported by XaraColl-treated patients were generally less severe and of shorter duration, while more patients in the control group received antiemetic medication for nausea. We believe that increasing the dosage of XaraColl from 200 mg to 300 mg in Phase 3, may result in a higher number of patients avoiding taking opioid medication than was observed in Phase 2 as well as a further reduction in opioid-related adverse events.

In both trials, XaraColl presented a favorable safety profile and was well tolerated. Most adverse events reported by patients were considered mild and none were considered related to XaraColl. The most commonly reported adverse events included headache, rash and gastrointestinal effects such as nausea and constipation.
Phase 2 Clinical Trial in Open Gynecological Surgery
In 2008, for the purpose of comparing the clinical performance of XaraColl with the then-leading, commercially-available product, we designed and conducted a randomized, multicenter trial to compare the efficacy of XaraColl with ON-Q. Prior studies had reported reduced use of opioid analgesia in patients fitted with ON-Q. However, the device is expensive, requires subsequent removal of the indwelling catheter by nursing/hospital staff and is relatively cumbersome.
In our trial, we randomized 27 women undergoing total abdominal hysterectomy or similar open gynecological surgery to receive either three XaraColl 50 mg implants (150 mg total dose divided between the vaginal vault, the peritoneal incision, and along the rectal sheath), or ON-Q (900 mg bupivacaine continuously perfused post-operatively over 72 hours). Following surgery, patients had access to intravenous morphine via a PCA pump as rescue analgesia for the first 24 hours and to oral opioid medication thereafter. Cumulative use of opioid analgesia was compared across treatment groups through 24, 48, 72, and 96 hours after surgery, as described in the table below.
Performance of Three XaraColl 50 mg Implants (150 mg) vs. ON-Q Painbuster
900 mg Continuous Perfusion
	Mean Total Use of Opioid Analgesia (TOpA; mg IV morphine equivalent)
Time Post-operative	On-Q 900 mg (n=13)	XaraColl 150 mg (n=14)	Mean reduction	p-value
24 hours	67.0	46.9	30%	0.067*
48 hours	74.9	55.4	26%	0.100*
72 hours	85.4	62.0	27%	0.089*
96 hours	90.8	67.9	25%	0.129

*
Statistical trend.

Despite delivering only one-sixth (17%) of the total ON-Q bupivacaine dosage, we demonstrated that XaraColl was potentially more effective in providing post-operative analgesia than continuous bupivacaine infusion over 72 hours, with statistical trends towards reduced opioid consumption in favor of XaraColl through 24, 48 and 72 hours. We believe that by implanting XaraColl at different depths within the surgical wound, we may target delivery of anesthetic to the major sites of surgical trauma more efficiently than is possible with continuous infusion via an indwelling catheter.
Phase 1 Trials
We conducted an open-label, single site, Phase 1 pharmacokinetic and safety trial in 12 women undergoing total abdominal hysterectomy for a non-cancerous condition. Pharmacokinetic trials study the interactions of a drug and the body in terms of its absorption, distribution, metabolism and excretion. Three XaraColl 50 mg sponges (150 mg total dose) were implanted; the first over the vaginal vault, the second along the line of peritoneal closure, and the third along the line of rectal sheath closure. Serum samples were obtained through 96 hours for pharmacokinetic analysis and safety was assessed through 30 days. Patients were maintained on a non-opioid oral analgesic regimen according to institutional standards through 96 hours and also given access to intravenous morphine via PCA during the first 24 hours. Pain intensity was assessed at regular intervals using a 100 mm visual analog scale. XaraColl exhibited a biphasic and sustained release pharmacokinetic profile with an early peak typically observed within the first 2 hours followed by a second, generally higher peak up to 24 hours later. The individual maximum serum concentrations ranged from 0.14 to 0.44 µg/ml (mean 0.22 µg/ml), which are well below the accepted neuro- and cardio-toxicity thresholds for bupivacaine. Patient use of PCA morphine for breakthrough pain compared favorably with institutional experience and pain scores were generally low. XaraColl was considered safe and well tolerated at a dose of 150 mg.
Phase 3 Development and Registration Trials
In September 2015, we commenced both our MATRIX-1 and MATRIX-2 Phase 3 studies for the treatment of postoperative pain following open hernia repair with mesh using XaraColl, Innocoll’s surgically implantable and bioresorbable bupivacaine-collagen matrix. The MATRIX Phase 3 studies are two identical randomized, placebo-controlled, double-blinded studies to investigate the safety and efficacy of a surgically implantable and resorbable bupivacaine-collagen matrix. Each study is expected to enroll approximately 300 patients aged 18 and older in the United States. Patients with a unilateral inguinal hernia undergoing open hernioplasty with mesh placement will be treated in one of two arms per study with either three 100 mg XaraColl matrices for a total dose of 300 mg of bupivacaine hydrochloride, or three placebo matrices. The matrices are placed at the site of the hernia repair in order to provide local levels of bupivacaine directly at the location of surgical trauma. The primary efficacy endpoint in both Phase 3 studies is SPI over 24 hours comparing the XaraColl matrix to placebo. Additional endpoints include SPI at 48 and 72 hours as well as total opioid use at 24, 48 and 72 hours. Safety will be evaluated through the collection of adverse events through 30 days postoperatively. The FDA has approved this study protocol and we commenced testing XaraColl in the 300 mg dose in the third quarter of 2015, with pivotal data anticipated in the first half of 2016. We previously received topline data from our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose versus standard bupivacaine infiltration which supports the selection of a 300 mg dose of XaraColl to be tested in our MATRIX Phase 3 efficacy trials. We had initially planned to conduct our Phase 3 trials using a single, integrated endpoint, validated in pain studies, that integrates and weights the patient’s pain score and use of rescue analgesia equally, known as the Silverman method so that the results can take into account a patient’s choice to suffer more pain or take higher dosages of rescue analgesia. However, in accordance with recommendations that we received from the FDA in connection with our recent Type C meeting, we are not using an integrated endpoint in our Phase 3 trials and instead rely upon a primary endpoint of SPI for both trials.
We also increased the number of patients from 240 to 300 to ensure that the safety database from our studies will include no less than 500 subjects, as requested by the FDA. In planning our approach for Phase 3, we carefully considered our Phase 2 data to develop a risk-minimized strategy. We decided to conduct our Phase 3 trials exclusively in patients undergoing open hernia repair, where XaraColl has already demonstrated statistically significant efficacy in Phase 2. We believe that, given that bupivacaine is believed to work locally by blocking the generation and the conduction of nerve impulses and is considered dose dependent, testing a higher dose of 300 mg could lead to further reduction in pain intensity and opioid consumption as well as extension of the duration of effective post-operative analgesia.

We intend to build commercial capabilities in the U.S. to effectively support our brands, including XaraColl, in the U.S. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future. We intend to expand XaraColl into markets outside the United States, including Europe, and we will conduct any additional clinical studies required to support such marketing authorization applications.
Cogenzia
Cogenzia, is a topically applied, bioresorbable collagen sponge for the treatment of DFIs. We designed Cogenzia to release a high dose of gentamicin directly at the site of DFIs. After surgical debridement to remove any necrotic tissues, the Cogenzia sponge is applied daily to the DFI and covered with a secondary wound dressing. Cogenzia is highly flexible and will take the shape of the wound bed, minimizing exudate build-up. A high local concentration of gentamicin would penetrate the wound directly, delivering an optimal concentration of drug precisely where it is needed with minimal systemic absorption. The type-1 collagen in Cogenzia, manufactured using our proprietary technologies, is a natural and well-established biocompatible material that can help stimulate the growth of new tissue in the wound bed and accelerate the natural process of wound healing.
Gentamicin is typically delivered systemically which limits maximum possible dosage levels due to its adverse effects and toxicity risks on patients at higher dosage levels. Therefore, it has historically only been used to treat Gram negative bacteria. However, gentamicin’s antibacterial efficacy is concentration dependent, and at higher dose levels has been shown to provide broad spectrum coverage of both Gram positive and Gram negative bacteria including methicillin-resistant Staphylococcus aureus, or MRSA, all of which may be present in DFIs.
The chart below compares published information of the estimated gentamicin concentration levels achievable by delivering gentamicin locally with Cogenzia compared to the peak safe serum levels obtained from systemic delivery. In a published study by Stemberger et al., it was demonstrated that gentamicin begins to achieve broad spectrum microbial coverage at 16 ug/ml and reaches complete broad spectrum coverage at concentrations of  >512 ug/ml, both of which exceed the maximum safe peak serum level of gentamicin when delivered systemically (10-12 ug/ml). According to a publication by Dr. Benjamin Lipsky et al., Cogenzia is expected to deliver local concentrations of gentamicin of approximately 1000 ug/ml, which exceeds the concentration required to achieve broad spectrum coverage facilitating eradication of pathogens present at the infected wound site.
Comparison of Achievable
Local vs. Systemic Concentrations of Gentamicin

Concentration required for complete broad spectrum coverage
Concentration required for broad spectrum activity *(Gram positive & Gram negative)*
Gentamicin Concentration (ug/ml)
1100
1000
900
800
700
600
500
400
300
200
100
0
1000 ug/ml
10 ug/ml
Local Administration: Projected Local Concentrations from Cogenzia at Wound Site
Systemic Administration: Peak Serum Levels

Preliminary data suggests that Cogenzia is able to deliver a higher dose of gentamicin locally at the infection site than can be achieved by systemic delivery, providing broad spectrum coverage of bacteria safely without the side effects and toxicity risks associated with systemic delivery at higher dosage levels, while minimizing the risk of resistance. There are currently no topical agents approved for the treatment of DFIs. We believe this topical route of administration, in combination with systemic antibiotic therapy, has the potential to become the standard of care first line treatment of all types of DFIs, including mild, moderate and severe infections.
We filed an IND for Cogenzia in November 2006 for the adjuvant treatment of lower extremity skin and skin structure infections in diabetic patients. The clinical protocols for our Phase 3 registration trials were agreed upon with the FDA under an SPA, and have also been accepted by the EMA under the Scientific Advice procedure. We initiated the Cogenzia Phase 3 clinical program in both the United States and Europe. In June 2015, Cogenzia has received QIDP designation for the adjunctive treatment of moderate and severe diabetic foot infection from the FDA. This designation is a key provision of the GAIN Act, approved by Congress in 2012 to increase the incentives for drug manufacturers to produce new antibiotics for serious and hard-to-treat bacterial and fungal infections. QIDP designation for a drug adds an additional five years of market exclusivity, which means that the company that brings the drug into clinical use is protected from competitors for that period. For Cogenzia, that should result in eight years of data exclusivity in the United States. QIDP designation also provides access to priority review of marketing applications and eligibility for Fast Track designation by the FDA. We have also developed an expedited path to market in markets that represent a majority of the worldwide diabetes population, and we intend to enter into new commercial partnerships for Cogenzia in these markets. We maintain full rights to Cogenzia in the United States and Europe and, upon obtaining marketing approval, intend to directly commercialize the product in the United States, and potentially in Europe, using our own specialized sales and marketing organization focused on high volume wound treatment centers and podiatrists targeting the highest prescribers of antibiotics for the treatment of DFIs in the United States. We have filed six patent applications for Cogenzia in Australia, Canada, Europe, Japan and the United States, all of which are currently in the examination phase. If and when our patents are issued, we expect patent protection for Cogenzia in the United States and these other territories through 2031.
Infected Diabetic Foot Ulcers Global Market Overview
Global Incidence of Diabetic Foot Ulcers
According to the International Diabetes Federation, there were more than 387 million diabetic patients globally in 2014, projected to increase to 592 million by 2035. Of the approximately 27 million patients globally who suffered a diabetic foot ulcer in 2014, 58%, or approximately 15.7 million, developed a DFI. DFIs are currently treated with systemic antibiotic therapy. However, peripheral vascular disease, or PVD, a frequent comorbidity of diabetes, leads to reduced blood flow to the extremities thereby rendering systemic antibiotic therapy less effective in this patient population. Published data demonstrate that systemic antibiotic therapy fails approximately 30% to 50% of the time in the treatment of DFIs. Patients with a DFI face hospitalization risk that is more than 55 times higher and risk of amputation more than 150 times higher than diabetic patients with uninfected foot ulcers. The direct cost of an amputation associated with the diabetic foot is estimated to be between $30,000 and $60,000. In addition, major amputation is associated with mortality rates as high as 40% within one year and 80% within five years. We believe Cogenzia can offer improvements in patient outcomes and significant costs savings.
Local antibiotic treatment adjunct to a systemic agent can address this major need in DFIs by improving antibacterial efficacy at the wound site leading to a substantially higher success rate than that achieved by systemic antibiotic therapy alone. Since a diabetic foot ulcer cannot heal in the presence of infection, this higher infection cure rate facilitates more effective healing of the ulcer and substantially reduces the potential for amputation. The use of Cogenzia, a gentamicin collagen sponge administered topically, in conjunction with systemic antibiotic therapy, to treat DFIs has been supported by several key opinion leaders and authors affiliated with premier DFI institutions such as VA Puget Sound Healthcare System; University of Washington; Southern Arizona Limb Salvage Alliance; Kings College Hospital, London; Center for Clinical Research, Castro Valley, California; and Pacific Clinical Center, Los Angeles, California.

Cogenzia Clinical Data
Phase 2 Clinical Trial in Diabetic Foot Infections
In our multicenter, randomized, placebo-controlled Phase 2 trial involving 36 patients, Cogenzia (50 mg) was applied daily for up to 28 days in combination with systemic antibiotic therapy for the treatment of moderately-infected diabetic foot ulcers, with the control group receiving systemic therapy alone. Patients were treated for at least 7 days and continued treatment until the investigator determined that all signs and symptoms of infection had resolved, up to a maximum of 28 days. A final test-of-cure and safety assessment for each patient was performed 2 weeks after completion of treatment. The investigator performed clinical assessments at regular study visits while the patient was undergoing antibiotic therapy (i.e., days 3, 7, 10, 14, 21, and 28) and again at the final two-week follow-up visit. The primary efficacy endpoint for this trial was the percentage of patients with a clinical outcome of   “clinical cure” (defined as the complete resolution or elimination of infection) at the study visit on day 7 of treatment. This study visit was selected as the primary endpoint because statistical calculations suggested that we would need a substantially larger sample size to test for treatment superiority at the later study visits. Our primary endpoint of clinical cure at 7 days after treatment, however, was not achieved. At the final test-of-cure visit approximately two weeks after completion of treatment, however, all evaluable patients in the treatment group achieved clinical cure. Nevertheless, since 100% of the patients who received Cogenzia and who completed the trial achieved a clinical cure, the trial results demonstrated a statistically significant improvement in cure rate at the final test-of-cure visit, despite the relatively small sample size. Below is a summary of the data from this trial based on the modified intent-to-treat, or mITT, population, modified to include only patients who had been randomized to the Cogenzia and control arms and not earlier terminated from the study for failure to comply with the study inclusion criteria.
Patients with Clinical Outcome of Clinical Cure at Final Test-of-Cure
Modified Intent-to-Treat Population (mITT)
	Cogenzia (n=22)		Control (n=10)		p-value
Completed subjects (n=32)	22	100.0%	7	70.0%	—
	Cogenzia (n=26)		Control (n=10)		p-value
All subjects (n=36)	22	84.6%	7	70.0%	0.024*

*
Statistically significant.

Based on the mITT population, a significantly higher proportion of patients reached clinical cure than did the control group (100% versus 70.0%, p = 0.024). Accordingly, clinical cure at test-of-cure, measured approximately 10 to 14 days after the last dose of treatment has been administered, has been set as the primary endpoint of the Phase 3 trials for Cogenzia, as accepted by the FDA under our SPA as well as by the EMA.

Secondary endpoints of the trial included the percentage of patients with pathogen eradication at each time point, and time to eradication of baseline pathogens. Importantly, the Cogenzia group demonstrated a statistically significant higher rate of baseline pathogen eradication at all study visits (p ≤ 0.038) and a significantly reduced time to pathogen eradication (p < 0.001), as shown in the table below.
Baseline Pathogen Persistence

By achieving a complete eradication of all pathogens at the wound site at study visits on day 28, as demonstrated by microbiological testing, the use of Cogenzia in DFIs prepares the underlying wound for healing. Since diabetic foot ulcers generally cannot heal in the presence of infection, a pathogen free wound site provides patients an unmatched opportunity to achieve a complete healing of the ulcer, thereby substantially reducing the risk for both reinfection and potential amputation. Treatment by current systemic antibiotic therapy frequently leads to wounds that ostensibly appear to be free of infection but still prove to have a high level of residual pathogens. It is clinically meaningful that in our Phase 2 trial, Cogenzia achieved both a 100% clinical cure and 100% eradication of all pathogens at the wound site, thereby potentially providing practitioners with a high degree of comfort that a wound which appears to be free of infection is in fact free of infection. This important outcome, we believe, offers the potential for Cogenzia to become the recognized standard of care for the treatment of DFI’s, if approved. As the risk of reinfection for patients treated by systemic antibiotic therapy alone is high, this often results in further courses of antibiotic treatment, along with the potential for hospitalization where IV antibiotics are administered. We believe the use of Cogenzia in combination with systemic antibiotic therapy can be much more effective at eradicating the infecting pathogens than systemic antibiotic therapy alone, providing for an overall improved patient outcome at substantially lower costs than those incurred if hospitalization is required.
Our Phase 2 trial also demonstrated that Cogenzia was safe, well tolerated and conducive to ulcer healing. The proportion of patients experiencing any adverse event was similar for the treatment (28.9%) and control (27.8%) groups. The most common adverse events occurring in at least two patients per group were infected skin ulcer, tinea pedis and increased blood creatinine level. There were no clinically or statistically significant changes in laboratory tests values or vital signs. Most adverse events were mild or moderate, but there were six serious adverse events, including five in the Cogenzia treatment group (hypoglycemia, renal failure, cellulitis, tendon rupture and wound hemorrhage), all of which resolved, and one in the control group. Only one patient in the treatment group experienced an adverse event (moderate renal failure) that was considered definitely or probably related to the trial and resolved by the final visit. One clinically improved patient was withdrawn from the trial due to an adverse event (hypoglycemia) that was unrelated to Cogenzia.
United States and European Registration Trials
We have initiated two identical, randomized, placebo-controlled, blinded COACT trials, enrolling approximately 500 patients each, under our SPA with the FDA, in patients with moderate to severe DFIs. Our trial protocols agreed to with the FDA in the SPA, and subsequently reaffirmed in 2014, have also been accepted by the EMA under the Scientific Advice procedure. Each trial consists of three arms, (1) Cogenzia, (2) placebo collagen matrix or (3) no collagen matrix. The studies, which were commenced in the second quarter of 2015, are being conducted in both the E.U. and the U.S. with the first patients dosed in May and June 2015 for COACT-1 and COACT 2, respectively. In each arm, Cogenzia is used as adjuvant therapy in combination with a systemic antibiotic. Patients will be treated for up to a maximum of 28 days and the investigator will stop the trial treatment if a patient achieves clinical cure on or after day 14. The primary endpoint is the clinical cure at test-of-cure approximately 10 days after the last dose of treatment has been administered with co-primary endpoints, including (i) Cogenzia compared to placebo and a systemic antibiotic, and (ii) Cogenzia compared to a systemic antibiotic alone. Follow-up visits with enrolled patients are scheduled to occur at 10, 30, 60 and 90 days after the last dose of treatment has been administered to assess ulcer closure and re-infection. Secondary endpoints include (1) clinical cure time (percentage of patients at each visit), (2) positive clinical response (percentage of patients at each visit), (3) pathogen eradication time (percentage of patients at each visit), (4) microbiological outcomes, (5) surgical intervention, or (6) amputation and re-infection. We expect topline data from these trials to be available in the third quarter of 2016. If data from our Phase 3 trials is positive and we receive Fast Track designation from the FDA for Cogenzia we may receive FDA approval in the second quarter of 2017.
Commercialization Strategy for Cogenzia
We maintain full rights to Cogenzia in the United States and Europe and, upon obtaining marketing approval, intend to commercialize the product in the United States and possibly in Europe using our own specialized sales and marketing organization focused on high volume wound treatment centers and podiatrists. This sales force could also market Cogenzia for other indications such as the prevention of DFIs, if it is approved for such indications. Outside of the United States, we have already obtained regulatory approval of Cogenzia in seven countries, Argentina, Australia, Jordan, Mexico, Russia and Saudi Arabia and have filed for approval in India. These 8 countries collectively represent over 20% of the global diabetes population. We expect a number of approvals in additional countries over the next 12 months. We also intend to enter into a partnership to market and distribute Cogenzia in those markets and in a number of other emerging market countries.
CollaGUARD
CollaGUARD is our transparent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, general, colorectal, gynecological and urological surgeries, in both open and laparoscopic approaches. It is approved in numerous countries outside of the United States for the prevention of post-operative adhesions and may be used in patients undergoing laparotomy or laparoscopic surgeries. When tested in vivo, CollaGUARD increased the probability of remaining adhesion-free by more than six fold (p 0.001) and significantly reduced the extent and severity of adhesions (p 0.001) versus no anti-adhesion product. CollaGUARD has been designed and engineered with a unique combination of features for optimal handling, ease-of-use, hemostatic properties and anti-adhesion performance. The film, which is applied directly to tissue surfaces, is transparent allowing constant visibility of the surgical field. It is highly stable at room temperature, does not require any special storage or advanced preparation before use and has a four-year shelf life.
The product is non-tacky, non-sticky and can be easily rolled for insertion through a trocar when implanted laproscopically. CollaGUARD is also fully biodegradable and is designed to be safely and completely resorbed over approximately three to five weeks post implantation. CollaGUARD is available in a wide variety of sizes up to 30 x 20 cm and may be cut and sutured if required and, therefore, can be used easily across a broad range of surgeries. CollaGUARD is regulated as a Class III device in the United States and we expect it will require a single pivotal clinical trial for PMA by the FDA. We will need to submit an IDE application for CollaGUARD in the United States. In the fourth quarter of 2014 we commenced a pilot feasibility study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. In the first quarter of 2015, we initiated a second pilot efficacy study in patients undergoing gynecological laparoscopic adhesiolysis. However, we decided to terminate the second pilot efficacy study in favor of a planned pilot efficacy study in patients undergoing myomectomy via open laparotomy to be performed in the U.S. under an IDE. We anticipate that data from these pilot studies will help us to finalize the design of the U.S. pivotal study protocol. In the fourth quarter of 2015, we plan to hold a pre-IDE submission meeting with the FDA intending to agree on the appropriate clinical development plan. We submitted a family of patent applications aimed at protecting CollaGUARD on an international basis, including Australia, Canada, Eurasia, Europe, Japan, Mexico, and the United States, which is currently in the examination phase. If issued, these patents are expected to expire in 2033 or later in the United States.
Surgical Adhesion Market
Adhesions are fibrous bands of scar tissue that abnormally bind together two anatomic surfaces, and can develop naturally after surgery as part of the healing process. Post-surgical adhesions occur in almost 95% of patients who have had multiple laparotomies. Complications associated with post-operative adhesions can be severe, including chronic abdominal pain, bowl-obstruction, infertility in women, and joint immobilization, among others. Adhesions can also make second surgeries more complicated and even dangerous, depending on their extent and severity, as surgeons may have difficulties reaching and separating tissues, the median abdominal opening time increases threefold for repeat surgery patients, and increased surgical procedure and re-entry time means increased costs and increased risk of infection to the patient. Adhesions cause over 40% of all intestinal obstructions and 60% to 70% of small bowel obstructions. Approximately 35% of patients who underwent open abdominal or pelvic surgery were readmitted due to adhesion-related problems. In the United States alone, there are approximately 350,000 hospitalizations and $2.3 billion spent annually on surgery to remove adhesions formed following gynecologic or abdominal surgeries. According to Global Industry Analysts Inc., the global market for anti-adhesion products was estimated to be $1.3 billion in 2014. The market is mainly driven by increasing surgeon attention towards anti-adhesion products along with the development of new products addressing unmet requirements. The current products available on the market include four basic formulations: gels, films, sprays and liquids. Polymeric film is the most widely used anti-adhesion device to separate as well as isolate wounded tissues following a surgical procedure. However, existing products have a number of disadvantages including poor handling properties, limited efficacy, limitations to applicable surgical settings (i.e., open or laparoscopic procedures) and strict product warnings and contraindications. We believe that CollaGUARD has the ability to address these unmet needs and become a “best-in-class” product.
Although the leading products that compete with CollaGUARD are approved for use in open surgery, only one is approved for use laproscopically, and none have hemostatic properties. Accordingly, we believe CollaGUARD could offer significant advantages over anti-adhesion products currently on the market, such as Sanofi’s Seprafilm®, Baxter’s Adept®, Ethicon’s Interceed® and Mast Biosurgery’s Surgiwrap®. Each of these products has one or more of the following limitations or contraindications:
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tacky, has to be kept in packaging until placed into the surgical site; must be brought to temperature, limit to amount used;

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cannot be overlapped on itself or other organs;

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must be sutured in place;

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cannot be used laproscopically;

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leak potential if wrapped around intestinal anastomosis;

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reports of pulmonary edema/effusion and arrhythmia; or

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risk of damage by excessive activity, requiring removal.

CollaGUARD Pre-Clinical Data
CollaGUARD is regulated as a Class III device in the United States. In our pre-clinical animal trial with CollaGUARD, we have studied the performance, primary and secondary endpoints and safety of CollaGUARD in rats. This method is a well-established and well-recognized surrogate for human testing and was used to support regulatory approval in Europe and many other countries outside of the United States. The trial was conducted in two stages, comparing the safety and performance of CollaGUARD in stage 1 to an untreated control group and in stage 2 to Prevadh®, a commercially available collagen-based adhesion product approved in Europe. Prevadh, which also consists of collagen among other component materials, was deemed to be the closest comparison to CollaGUARD among marketed products. In the first trial stage, CollaGUARD demonstrated superiority over the control group in both the prevalence and severity of adhesions which was significantly lower compared to the control group (p <0.001). In stage 2 of this trial, we demonstrated equivalent outcomes in the prevalence (p = 0.625) and severity (p = 0.317) of adhesions between CollaGUARD and Prevadh.
Percentage of Rats Adhesion Free Following
Abdominal Abradement

CollaGUARD United States Registration Trial
Because CollaGUARD is regulated as a Class III device in the United States, we expect that it will require a single pivotal clinical trial for PMA by the FDA. We plan to hold our pre-IDE submission meeting with the FDA intending to agree on the U.S. clinical development plan and expect to commence this trial in the first quarter of 2016 with topline data expected in the first quarter of 2017.
CollaGUARD Commercialization Strategy
CollaGUARD has been approved in 12 countries within Asia, Latin America and the Middle East and we are preparing for launch in many of these countries through our established distribution arrangements, in place with 18 partners. One of our most significant distribution arrangements is with Takeda, which launched and distributed CollaGUARD in Russia in 2014 and is planning to add additional territories in 2015. A second important partnership for CollaGUARD is with Pioneer, to whom we have granted rights to the product in China and several ASEAN countries. Pioneer is in the pre-launch phase for the product in a number of these countries. Further launches with partners in other Asian countries, the Middle East and Europe are currently being planned throughout 2015.
Recertification of CollaGUARD in Europe
The initial European CE certificate for CollaGUARD was valid from October 7, 2011 to July 26, 2015. In accordance with normal practice for device recertification, we compiled an updated Design Dossier and submitted this to our European Notified Body (TÜV SÜD, Munich, Germany) in December 2014. As part of our application for recertification, we included an updated literature-based Clinical Evaluation Report and a Post Market Clinical Follow-up (PMCF) Plan, which rationalized the objectives of our ongoing clinical investigations in accordance with the current 2012 European Guideline for PMCF studies. However, prior to the expiration of the original certificate, the Notified Body requested that we revise our PMCF plan to additionally include a direct clinical comparison of CollaGUARD’s performance and safety compared to another CE-certified adhesion barrier. We do not believe that current European medical device regulations specifically require that our PMCF plan includes such a clinical comparison, and we intend to meet with the Notified Body to seek clarification in resolving this issue. In particular, we will propose an updated PMCF plan to add the new clinical investigations that we anticipate proposing to the FDA for the development of CollaGUARD in the United States. Until a new CE-certificate has been issued, we will not supply CollaGUARD to our marketing partners for sale in Europe or other affected territories. Accordingly, no such sales have been assumed in our financial forecasts.
Other Products
In addition to our lead product candidates, we have the following additional products under development or commercialized:

In addition to our late-stage product candidates described above, we develop and manufacture a range of additional biodegradable surgical implants and topically applied pharmaceutical products and medical devices using our proprietary collagen-based technologies. We produce our products and product candidates, such as CollatampG surgical implant, RegenePro, Durieva and Septocoll, in a range of topical and implantable forms, including sponges, films, membranes and gels, compatible with a variety of therapeutics, including hydrophobic and hydrophilic active ingredients and small molecules and biologics. A number of our products have been marketed for several years. For example, our CollatampG Gentamicin Surgical Implant, a perioperative surgical implant comprised of a lyophilized collagen matrix impregnated with a broad spectrum antibiotic is currently approved for sale in 61 countries across Africa, Asia, Europe, Latin America and the Middle East. EUSA Pharma acquired the rights to distribute CollatampG in all worldwide markets, excluding the United States. In addition, we have an exclusive License and Distribution Agreement with Biomet 3i for our range of CollaCare Dental products, branded RegenePro, covering all global territories outside of China and ASEAN, for which we have partnered with China Pioneer Pharma Holdings Ltd. Biomet 3i launched RegenePro in July 2014 in the United States and is planning to do so in Europe in 2015. We also supply Septocoll, a surgical implant, to Biomet which markets the product in Europe and the Middle East. These agreements with our partner are exclusive manufacturing and supply arrangements (see below “— Commercial Partners and Agreements”) pursuant to which we exclusively supply, and the partner is required to exclusively purchase, the products for the respective territories. The majority of our agreements contain minimum or specified purchase requirements and in addition, pursuant to our agreement with Takeda, we receive payments upon achievement of certain regulatory milestones.
Our Collagen Based Technology Platform
All of our products and product candidates are based on our proprietary collagen technology platform, which includes CollaRx, a lyophilized sponge which is the basis of our XaraColl and Cogenzia products and CollaFilm, a film cast membrane which is the basis of CollaGUARD, DermaSil™, CollaPress™ and LiquiColl™. We utilize highly purified biocompatible, biodegradable and fully bioresorbable type-1 bovine and equine collagen. Type 1 collagen is the primary fibril-forming collagen in bone, dermis tendons and ligaments and is the most abundant protein in the human body. Our collagen plays an integral role in the repair and replacement of both soft and hard tissue by providing an extracellular scaffold, stimulating certain growth factors and promoting tissue healing. We perform the extraction and purification of collagen from either bovine or equine Achilles tendons using a proprietary process at our manufacturing facility. The purified collagen is then incorporated into our technology platform, to create topical and implantable products that combine proven therapeutics with improved localized drug delivery and superior handling properties. Our proprietary processes and technologies also enable us to finely control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. These characteristics provide meaningful differentiation of our products leading to superior performance and an overall improved user experience, because they:
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can be applied to a topical wound, surgically implanted, or injected into a subcutaneous tissue defect or joint;

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are fully biocompatible, bioresorbable and biodegradable;

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are suitable for a wide range of active ingredients (hydrophilic, lipophilic and macromolecules), including combinations thereof;

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allow for versatile drug loading capability from micrograms to grams of single or multiple active ingredients;

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provide for a rate of drug release that can be controlled by formulation and process variations;

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utilize ready-to-use formats for ease of administration - no need for any mixing in the operating theatre; and

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allow certain of our surgical products to be implanted using laparoscopy and are easily manipulated according to the site of application.

Our technologies have been fully scaled up and in some cases commercialized and our manufacturing processes are well controlled and cost efficient.
Risk Factors
Our business is subject to a number of risks you should be aware of before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:
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We have a history of losses and anticipate that we will continue to incur losses in the future and may never achieve or sustain profitability.

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If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our product candidates.

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Our business depends substantially on the success of certain of our lead product candidates, XaraColl and Cogenzia, which are still in development. If we are unable to successfully develop and subsequently commercialize XaraColl and Cogenzia, or experience significant delays in doing so, our business will be materially harmed.

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We may not receive a general indication of postoperative analgesia for XaraColl, which would have an adverse effect on our ability to market XaraColl for use in surgical procedures other than those studied in our Phase 3 trials and could adversely affect our business and financial results.

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The results of clinical trials may not support our product candidate claims. Certain of our completed Phase 2 clinical trials failed to meet their primary endpoints and involved small patient populations.

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Clinical drug development is expensive and involves uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results. If our Phase 3 clinical trials for XaraColl or Cogenzia are unsuccessful, or significantly delayed, we could be required to abandon development and our business will be materially harmed.

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We have not obtained regulatory approval for any of our late-stage product candidates in the United States, so we cannot yet generate any revenues from the sales of these products in the United States.

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If we fail to manufacture XaraColl, Cogenzia, CollaGUARD or our other marketed products and product candidates in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current Good Manufacturing Practice regulations, or cGMP, enforced by the FDA, or other applicable manufacturing regulations, we may face delays in the commercialization of our products, breach obligations to our licensing partners or be unable to meet market demand, and lose potential revenues.

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Even if we obtain regulatory approval for our product candidates, the products may not gain market acceptance among hospitals, physicians, health care payors, patients and others in the medical community.

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We will need to grow the size of our organization and we may experience difficulties in managing this growth.

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For so long as we are a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and we are permitted to file less information with the SEC than U.S. companies. This may limit the information available to holders of ADSs.

Corporate History and Information
The legal predecessor of our company, Innocoll Holdings, Inc., was incorporated in Delaware under the name Innocoll, Inc. in December 1997 and renamed Innocoll Holdings, Inc. in May 2004. In July 2013, we re-domiciled Innocoll Holdings, Inc. from the United States to Germany pursuant to a contribution in-kind and share-for-share exchange into the newly formed Innocoll GmbH, a German limited liability company.
Pursuant to a notarial deed entered into between the shareholders of Innocoll Holdings, Inc. and Innocoll GmbH in July 2013, the holders of ordinary shares, preferred shares and warrants to purchase ordinary shares of Innocoll Holdings contributed their shares and warrants by way of a contribution in kind to Innocoll GmbH in exchange for ordinary shares, preferred shares and options to purchase ordinary shares of Innocoll GmbH and as a result thereof, Innocoll Holdings, Inc. became Innocoll GmbH’s wholly-owned subsidiary. Innocoll Holdings, Inc. was subsequently liquidated and its assets consisting of subsidiary companies Innocoll Pharmaceuticals Ltd., Innocoll Technologies Ltd., both Irish companies, and Innocoll, Inc., a Virginia corporation, were distributed to Innocoll GmbH.
Pursuant to a notarial deed entered into on June 16, 2014, all shareholders of Innocoll GmbH agreed to amend and restate its articles of association and cancel and terminate all preference, redemption and cumulative dividend rights of the preferred shares (other than with respect to the series E shares regarding certain anti-dilution rights) in exchange for ordinary shares of Innocoll GmbH. On July 3, 2014, in connection with our initial public offering, Innocoll GmbH transformed into a German stock corporation (Aktiengesellschaft or AG) in accordance with the provisions of the German Reorganization Act (Umwandlungsgesetz), and all shares of Innocoll GmbH became ordinary shares of Innocoll AG. Innocoll AG is registered in the commercial register of Regensburg, Germany under the number HRB 14298.
On July 30, 2014, we sold 6,500,000 ADSs representing 490,567 ordinary shares in our initial public offering at a price of  $9.00 per ADS, thereby raising $54.4 million after deducting underwriting discounts and commissions. On August 20, 2014, the underwriters in our initial public offering partially exercised their over-allotment option to purchase an additional 186,984 ADSs, representing 14,112 Ordinary Shares, at a public offering price of  $9.00 per ADS. The sale of the over-allotment option by our ADSs occurred on September 12, 2014, at which we raised additional net proceeds of approximately $1.57 million, after deducting underwriting discounts and commissions. The ADSs we sold in the initial public offering represented new shares issued in a capital increase resolved by our shareholders for the purpose of the initial public offering on July 18, 2014. On April 30, 2015, we sold 1,999,690 ADSs to the public in an underwritten offering, representing 150,920 ordinary shares at a price of  $9.00 per ADS, thereby raising $16.9 million after deducting underwriting discounts and commissions. In the same offering certain selling shareholders offered 1,321,979 ADSs, representing 99,772 ordinary shares. We received no proceeds from the shares hold by the selling shareholders.

We are managed and controlled in Ireland and became an Irish tax resident as of January 1, 2014. Our principal executive offices are located at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland, and our telephone number is +353 (0) 90 648 6834. Our website address is www.innocollinc.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase our ADSs. Our agent for service of process in the United States is Anthony P. Zook, Cottage 9, 3813 West Chester Pike, Newtown Square, PA 19073.
XaraColl®, Cogenzia®, CollaGUARD®, our localized drug delivery technologies trademarked as CollaRx®, CollaFilm®, CollaPress™ and LiquiColl™, the Innocoll logo and other trademarks or service marks of Innocoll appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks and service marks of other companies.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenues for our fiscal year ended December 31, 2014, we qualify as an “emerging growth company” as defined in Section 2(a) of the U.S. Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act, or the JOBS Act, which was enacted in April 2012. An emerging growth company may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

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being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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reduced disclosure obligations regarding executive compensation; and

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may choose to take advantage of some or all of the available exemptions and have taken advantage of some of these exemptions in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find our ADSs less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our ADSs and increased volatility in the price of our ADSs.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We currently prepare our financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to generally accepted accounting principles in the United States, or U.S. GAAP, while we are still an emerging growth company, we may be able to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earliest of  (a) the last day of our fiscal year during which we had total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of ADSs in our initial public offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided to emerging growth companies in the JOBS Act.

RISK FACTORS
Investing in our ADSs involves a high degree of risk. You should carefully consider the risk factors set forth below, in the applicable prospectus supplement, in our most recent Annual Report of Form 20-F, incorporated by reference into this prospectus, and in our updates, if any, to those risk factors in our reports on Form 6-K, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before deciding whether to invest in our ADSs. The occurrence of any of the events or developments described in our risk factors could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our ADSs could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to Our Financial Position and Capital Requirements
We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.
We have incurred operating losses in each year since inception because our research and development and general and administrative expenses exceeded our revenue. Our operating loss for the years ended December 31, 2012, 2013 and 2014 was €5.8 million, €6.9 million and €16.1 million, respectively. As of December 31, 2014, we had an accumulated deficit of  €106.7 million and our current assets exceeded our current liabilities by €40.2 million.
Our ability to become profitable depends on our ability to develop and commercialize our lead product candidates, XaraColl and Cogenzia. Our lead product candidates, are not yet approved for commercial sale in the United States or Europe and we do not know when, or if, we will generate significant revenues from their sale in the future. Cogenzia has been approved in seven countries outside of the United States and Europe but has not been commercialized yet in any of these countries. Our third late-stage product candidate, CollaGUARD, is approved for commercial sale in 12 countries, but not yet approved for commercial sale in the United States and we do not know when, or if, we will generate significant revenue from its sale in the United States in the future. We do not anticipate generating revenue from sales of XaraColl for at least the next several years and we will never generate revenue from XaraColl if we do not obtain regulatory approval. While we have products approved or commercialized and available for sale in certain markets, including CollatampG, RegenePro and Septocoll, our revenues to date from these products have been limited.
Even if we do generate product sales, we may never achieve or sustain profitability. We anticipate that our operating losses will substantially increase over the next several years as we execute our plan to expand our research, development and commercialization activities, including the clinical development and planned commercialization of our product candidates, and incur the additional costs of operating as a public company. In addition, if we obtain regulatory approval of our product candidates, we may incur significant sales and marketing expenses. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if ever.
Our existing and any future indebtedness could adversely affect our ability to operate our business.
Innocoll AG and our wholly-owned subsidiary, Innocoll Pharmaceuticals Limited, or Innocoll Pharmaceuticals, entered into a Finance Contract with the European Investment Bank, or EIB, in March 2015 whereby the EIB has committed to lend to Innocoll Pharmaceuticals up to €25 million. No amounts were outstanding under this EIB loan as of the date of this prospectus, however, we are entitled to draw €15 million of the loan commitment at any time up to June 2016 and an additional €10 million when certain conditions are met. We could in the future incur additional debt obligations beyond our borrowings from the EIB. The EIB loan, our existing loan obligations, together with other similar obligations that we may incur in the future, could have significant adverse consequences, including:
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requiring us to dedicate a portion of our cash resources to the payment of interest and principal, reducing money available to fund working capital, capital expenditures, product development and other general corporate purposes;

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increasing our vulnerability to adverse changes in general economic, industry and market conditions;

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subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;

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limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

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placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

Once we draw on the EIB loan, we may not have sufficient funds, and may be unable to arrange for additional financing, to pay the amounts due under our existing loan obligations. Failure to make payments or comply with other covenants under our existing debt could result in an event of default and acceleration of amounts due. Under our agreement with the EIB the occurrence of an event that would reasonably be expected to have a material adverse effect on our business, operations, assets or condition is an event of default. If an event of default occurs and the lender accelerates the amounts due, we may not be able to make accelerated payments, and the lender could seek to enforce security interests in the collateral securing such indebtedness, such as the shares in and assets of Innocoll Pharmaceuticals Limited, which include substantially all of our assets. In addition, the covenants under our existing debt, and the pledge of our assets as collateral, could limit our ability to obtain additional debt financing.
Risks Related to the Clinical Development and Regulatory Approval of Our Product Candidates
We may not receive a general indication of postoperative analgesia for XaraColl, which would have an adverse effect on our ability to market XaraColl for use in surgical procedures other than those studied in our Phase 3 trials and could adversely affect our business and financial results.
The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the Internet and off-label promotion. The FDA does not allow drugs to be promoted for “Off-label” uses — that is, uses that are not described in the product’s labeling and that differ from those that were approved by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval.
If we are not able to obtain FDA approval for any desired future indications for XaraColl outside of open hernioplasty, our ability to effectively market and sell XaraColl may be limited, and our business may be adversely affected.
While physicians in the United States may choose, and are generally permitted to prescribe drugs for uses that are not described in the product’s labeling, and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote our products is narrowly limited to those indications that are specifically approved by the FDA. “Off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. Although recent court decisions suggest that certain off-label promotional activities may be protected under the First Amendment, the scope of any such protection is unclear. Moreover, while we intend to promote our products consistent with what we believe to be the approved indication for our drugs, the FDA may disagree. If the FDA determines that our promotional activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, bring an enforcement action against us, suspend or withdraw an approved product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our reputation and our business.

The results of clinical trials may not support our product candidate claims. Certain of our completed Phase 2 clinical trials failed to meet their primary endpoints and involved small patient populations.
Even if our clinical trials are completed as planned, we cannot be certain that the results will support our product candidate claims or that the FDA or government authorities in other countries will agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials often do not replicate the results of prior clinical trials and preclinical testing.
In addition, we were unable to achieve certain primary efficacy endpoints in connection with the Phase 2 clinical studies for our two lead product candidates, XaraColl and Cogenzia. For example, in our two Phase 2 trials for XaraColl, which enrolled 53 and 50 patients, respectively, our primary endpoints were reduction of pain, based on patients’ SPI scores and the total consumption of opioid analgesia, respectively. Over the first 24 hours post operation, XaraColl-treated patients experienced significantly less pain in study 1 with a XaraColl dose of 100 mg (44% reduction; p = 0.001) but showed merely a trend towards significance for pain reduction in study 2 with a XaraColl dose of 200 mg (22% reduction; p = 0.080). Following a change in guidance we received from the FDA in July 2015, we plan to discontinue the use of integrated endpoints in our Phase 3 trials for XaraColl employing a statistical analysis known as the Silverman, and instead chose SPI as our primary endpoint for both XaraColl trials. In addition, we plan to conduct both our Phase 3 trials using a 300 mg dose of XaraColl, a dose that was not tested in our Phase 2 trials. Since bupivacaine is believed to work locally by blocking the generation and the conduction of nerve impulses and it is considered dose dependent, we believe a higher dose should increase the local analgesic effect, even though this dose-related response is not initially supported by the results of our Phase 2 trials, which involved small patient populations. We may fail to reach these endpoints and demonstrate efficacy for XaraColl.
In our Phase 2 trial for Cogenzia involving 56 patients, Cogenzia (50 mg) was applied daily for up to four weeks in combination with systemic antibiotic therapy for the treatment of moderately-infected diabetic foot ulcers with the control group receiving systemic therapy alone. The primary efficacy endpoint was the percentage of patients with a clinical outcome of   “clinical cure” on a study visit on day 7 of treatment. Efficacy versus the control group was not achieved. However, based on the modified intent-to-treat population, 100% of the patients who received Cogenzia and who completed the trial achieved a clinical cure two weeks after completion of treatment (test-of-cure date), compared to just 70% of patients who received systemic antibiotic therapy alone, which was a statistically significant difference (p = 0.024). Although we have selected a clinical cure measured 10 – 14 days after the last dose of treatment has been administered as our primary endpoint for our COACT Phase 3 trials for Cogenzia, we may fail to reach these endpoints and demonstrate efficacy for Cogenzia.
In addition, our completed clinical trials involved a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results in a larger and more diverse patient population. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure could cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.
Our business depends substantially on the success of certain of our lead product candidates, XaraColl and Cogenzia, which are still in development. If we are unable to successfully develop and subsequently commercialize XaraColl and Cogenzia, or experience significant delays in doing so, our business will be materially harmed.
We have invested a significant portion of our efforts and financial resources in the development of XaraColl and Cogenzia, our two lead product candidates, which have not yet been approved for commercial sale in the United States or in Europe. There remains a significant risk that we will fail to successfully develop either XaraColl or Cogenzia, or both. We initiated our Phase 3 efficacy trials for Cogenzia in the second quarter of 2015. We recently received topline data from our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose versus standard bupivacaine infiltration and commenced our Phase 3 efficacy trials for XaraColl in the third quarter of 2015. We do not expect to have final pivotal data from our XaraColl Phase 3 trials and from our Cogenzia Phase 3 trials available until the first half of and the third quarter of 2016, respectively. Even if we ultimately obtain statistically significant, positive results from our Phase 3 clinical trials, we do not expect to submit applications for marketing approval for XaraColl and Cogenzia until 2016. The success of our product candidates will depend on several factors, including:
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successful completion of clinical trials;

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receipt of regulatory approvals from applicable regulatory authorities;

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maintaining regulatory compliance for our manufacturing facility;

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manufacturing sufficient quantities in acceptable quality;

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achieving meaningful commercial sales of our product candidates, if and when approved;

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obtaining reimbursement from third-party payors for product candidates, if and when approved;

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sourcing sufficient quantities of raw materials used to manufacture our products;

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successfully competing with other products;

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continued acceptable safety and effectiveness profiles for our product candidates following regulatory approval, if and when received;

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obtaining and maintaining patent and trade secret protection and regulatory exclusivity; and

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protecting our intellectual property rights.

If we do not achieve one or more of these factors in a timely manner, or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business and we may not be able to earn sufficient revenues and cash flows to continue our operations.
Our ability to generate future revenues depends heavily on our success in:
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developing and securing U.S. and/or foreign regulatory approvals for our product candidates;

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manufacturing commercial quantities of our product candidates at acceptable costs;

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commercializing our product candidates, assuming we receive regulatory approval;

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achieving broad market acceptance of our product candidates in the medical community and with third-party payors and patients; and

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pursuing clinical development of our product candidates for additional indications.

Risks Related to Our Business and Strategy
If we fail to manufacture XaraColl, Cogenzia, CollaGUARD or our other marketed products and product candidates in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current cGMP or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of our products, breach obligations to our licensing partners or be unable to meet market demand, and lose potential revenues.
The manufacture of our products based on our collagen-based technology platform, including XaraColl and Cogenzia, requires significant expertise and capital investment. Currently, we are manufacturing all commercial and clinical supply for all of our marketed products and product candidates in our sole facility in Saal, Germany without the benefit of any redundant or backup facilities. We need to spend substantial amounts to significantly expand our manufacturing infrastructure in order to satisfy any increases in future demand. Also, substantially all of our inventory of raw material and finished goods is held at this location. We take precautions to safeguard our facility, including acquiring insurance, employing back-up generators, adopting health and safety protocols and utilizing off-site storage of computer data. However, vandalism, terrorism or a natural or other disaster, such as a fire or flood, could damage or destroy our manufacturing equipment or our inventory of raw material or finished goods, cause substantial delays in our operations, result in the loss of key information, and cause us to incur additional expenses. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our facilities may have a material adverse effect on our business, financial condition and operating results. In addition, our competitors have substantially greater financial, technical and other resources, such as a larger staff and experienced manufacturing organizations.
We must comply with federal, state and foreign regulations, including FDA regulations governing cGMP enforced by the FDA through its facilities inspection program and by similar regulatory authorities in other jurisdictions where we do business. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. For our medical device products, we are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our medical device products.
Our facility has not yet been inspected by the FDA for cGMP compliance. If we do not successfully achieve cGMP compliance for our facility in a timely manner, commercialization of our products could be prohibited or significantly delayed. Even after cGMP compliance has been achieved, the FDA or similar foreign regulatory authorities at any time may implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging, testing of or other activities related to our products. For our marketed medical device products, the FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct inspections or audits at any time. Similar audit rights exist in Europe and other foreign jurisdictions. Any failure to comply with applicable cGMP, QSR and other regulations may result in fines and civil penalties, suspension of production, product seizure or recall, imposition of a consent decree, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed also could result in significant consequences, including adverse health consequences, injury or death to patients, costly recall procedures, re-stocking costs, damage to our reputation and potential for product liability claims. If we are required to find a new manufacturer or supplier, the process would likely require prior FDA and/or equivalent foreign regulatory authority approval, and would be very time consuming. An inability to continue manufacturing adequate supplies of our products at our facility in Saal, Germany, could result in a disruption in the supply of our products. We have licensed the commercial rights in specified foreign territories to market and sell our products. Under those licenses, we have obligations to manufacture commercial product for our commercial partners. If we are unable to fill the orders placed with us by our commercial partners in a timely manner, we may potentially lose revenue and be in breach of our licensing obligations under agreements with them.
We have engaged in only limited sales of our products to date, 80% of which are to one customer for the year ended December 31, 2014.
While we are a global, commercial-stage, specialty pharmaceutical company, with late-stage development programs targeting areas of significant unmet medical needs, we have engaged in only limited sales of our products to date with approximately 80% of our sales being generated by one customer in the year ended December 31, 2014. Our products may never gain significant acceptance in the marketplace and, therefore, never generate substantial revenue or profits for the company. We must establish a market for our products and build that market through marketing campaigns to increase awareness of, and consumer confidence in, our products. If we are unable to expand our current customer base and obtain market acceptance of our products, our operations could be disrupted and our business may be materially adversely affected. Even if we achieve profitability, we may not be able to sustain or increase profitability.
We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may be unable to successfully implement our business strategy.
Our ability to compete in the highly competitive pharmaceuticals industry depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific, medical and operations personnel, including Anthony P. Zook, Chairperson of our management board and Chief Executive Officer; Michael Myers, Ph.D., member of our management board and Head of Portfolio Operations; Jose Carmona, whose appointment as our Chief Financial Officer took effect on September 1, 2015, Rich Fante, Chief Commercial Officer and Head of Business Development; James Croke, Executive Vice President, Engineering and Technology Development; Alexandra Dietrich, Ph.D., Managing Director, Syntacoll GmbH; and David Prior, Ph.D., Executive Vice President, Clinical, Regulatory and Scientific Affairs. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, prospects, financial condition or results of operations. Our management team has experienced significant change over the last year. Recently, Mr. Zook became our Chief Executive Officer, Mr. Carmona became our Chief Financial Officer, and others have become members of our executive team. If we are unable to integrate these new executives efficiently and effectively, we may not be able to successfully manage our growth or complete the development and commercialization of our products. In addition, James Tursi, M.D. resigned as our Chief Medical Officer effective September 21, 2015. If we are unable to identify a suitable replacement to serve the Company in such capacity, we may not be able to successfully execute our overall business strategy or clinical vision.
Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice or no notice. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.
Many of the other biotechnology and pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we can offer. If we are unable to continue to attract and retain high quality personnel, our ability to advance the development of our product candidates, obtain regulatory approval and commercialize our product candidates will be limited.
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.
We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize our product candidates or our already commercialized products on a larger scale. For example, we may be sued if our product candidates allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing; defects in design; a failure to warn of dangers inherent in the product, negligence, strict liability; and a breach of warranties. Claims could also be asserted under state consumer protection acts. In Europe and Germany, medical products and medical devices may, under certain circumstances, be subject to no-fault liability (verschuldensunabhängige Haftung). If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
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costs to defend litigation and other proceedings;

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a diversion of management’s time and our resources;

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decreased demand for our product candidates;

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injury to our reputation;

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withdrawal of clinical trial participants;

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initiation of investigations by regulators;

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product recalls, withdrawals or labeling, marketing or promotional restrictions;

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loss of revenue;

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substantial monetary awards to trial participants or patients;

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exhaustion of any available insurance and our capital resources;

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the inability to commercialize our product candidates; and

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a decline in our share price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently do not carry product liability insurance covering our clinical trials. If we determine that it is necessary to procure product liability coverage due to the commercial launch of our lead product candidates after approval, we may be unable to obtain such coverage on acceptable terms, or at all. Until we obtain product liability insurance, we will have to pay any amounts awarded by a court or negotiated in a settlement, and we may not have, or be able to obtain, sufficient capital to pay such amounts.
Risks Related to Our Dependence on Third Parties
We currently license the commercialization rights for some of our marketed products outside of the United States, which exposes us to additional risks of conducting business in international markets.
The non-U.S. markets are an important component of existing commercialization strategy for our existing marketed products as well as part of our growth strategy for Cogenzia and CollaGUARD. We have entered into commercial supply agreements for our three main commercialized products pursuant to which we exclusively supply and our partners exclusively purchase the products from us in their respective territories outside of the United States or worldwide, as described in greater detail under “Business — Commercial Partners and Agreements.” For CollaGUARD, we have entered into supply agreements with partners, the most significant of which are with Takeda, for 15 countries including Canada, Mexico and countries in the Commonwealth of Independent States, or CIS, where distribution of the product is subject to obtaining local marketing approvals, and Pioneer Pharma Co. Ltd., or Pioneer, for nine Asian countries, including China and its territories. For CollatampG, we have entered into an exclusive supply agreement with EUSA Pharma for all territories outside of the United States and for Septocoll, we have entered into an agreement with Biomet Orthopedics for global supply of the product. We are also manufacturing RegenePro, a bioresorbable collagen sponge for dental applications, which we supply to Biomet 3i. Our agreements require us to timely supply products that meet the agreed quality standards and require our customers to purchase products from us, in some cases in specified minimum quantities. If we fail to maintain these agreements and agreements with other partners or to enter into new distribution arrangements with selling parties, or if these parties are not successful, our revenue-generating growth potential will be adversely affected. Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:
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efforts to enter into distribution or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the development of product candidates;

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changes in a specific country’s or region’s political and cultural climate or economic condition;

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differing requirements for regulatory approvals and marketing internationally;

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difficulty of effective enforcement of contractual provisions in local jurisdictions;

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potentially reduced protection for intellectual property rights;

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potential third-party patent rights in countries outside of the United States;

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unexpected changes in tariffs, trade barriers and regulatory requirements;

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economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

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compliance with tax, employment, immigration and labor laws for employees traveling abroad;

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the effects of applicable foreign tax structures and potentially adverse tax consequences;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenue and other obligations incidental to doing business in another country;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

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failure of our employees and contracted third parties to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.
Risks Related to Ownership of our ADSs
Our principal shareholders and management own a significant percentage of our ordinary shares and will be able to exert significant control over matters subject to shareholder approval.
As of the date of this prospectus, our executive officers, directors, supervisory board and management board members, 5% shareholders and their affiliates owned approximately 58.2% of our voting shares. Therefore, these shareholders, as a group, will have the ability to influence us through their ownership position. These shareholders may be able to determine, or significantly influence, all matters requiring shareholder approval. For example, these shareholders may be able to control elections of members of our supervisory board, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our shares that you may feel are in your best interest as one of our shareholders. Our supervisory board members and management board members and their affiliates beneficially own approximately 12.6% of the outstanding ordinary shares as of the date of this prospectus, after giving effect to the exercise of all outstanding options to purchase ordinary shares. See “Selling Shareholders.”
We have no present intention to pay dividends on our ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of our ADSs appreciates.
We have no present intention to pay dividends on our ordinary shares in the foreseeable future. Any recommendation by our supervisory and management boards to pay dividends will depend on many factors, including our financial condition, results of operations, legal requirements and other factors. In addition, if, as expected, we draw down debt under the our EIB loan, we will be subject to covenants limiting or restricting our ability to take specific actions, such as declaring dividends. Accordingly, if the price of our ADSs declines in the foreseeable future, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.
Raising additional capital may cause additional dilution of the percentage ownership of our shareholders, restrict our operations, require us to relinquish rights to our technologies, products or product candidates and could cause our share price to fall.
We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell ordinary shares, ADSs, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ordinary shares, ADSs, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares or ADSs, including ADSs sold by our selling shareholders in this offering. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, products or product candidates, or grant licenses on terms unfavorable to us.
We have created two authorized capitals totaling up to 229,983 ordinary shares, which we expect to use to cover issuances of shares pursuant to our: (i) 2014 Option Agreement, pursuant to which all options under our predecessor’s prior 2014 option agreement were cancelled and replaced by a new option agreement on substantially similar terms pursuant to which its beneficiaries are entitled to purchase up to 205,199 shares of Innocoll AG in the aggregate at an exercise price of   €88.52 per share (the “2014 Option Agreement”), and (ii) our 2014 Management Option Agreements entered into in December 2014 (the “2014 Management Option Agreements”), pursuant to which certain members of our management have the right to subscribe for up to 24,784 ordinary shares, respectively, at an exercise price of  $119.25 per ordinary share, which rights are exercisable through June 15, 2019, subject to certain black-out periods, and which form the basis of this offering by the selling shareholders. In addition, we have created a third authorized capital of up to 301,328 ordinary shares, which was increased to up to 665,739 ordinary shares by approval of our shareholders at our Annual General Meeting (“AGM”) held on August 24, 2015, which authorized capital can be used for a variety of purposes such as additional equity offerings and as acquisition currency. The increase of our third authorized capital of up to 665,739 ordinary shares became effective upon registration of this shareholder resolution with the commercial register on September 24, 2015. Our management board, with the approval of our supervisory board, can increase our capital by these amounts without additional shareholder approvals and exclude subscription rights of our shareholders in connection therewith (see “Description of Share Capital — Authorized Capital”). In addition, at our AGM, our shareholders approved a resolution for a cash capital increase, excluding subscription rights of the shareholders, in the amount of 37,761 ordinary as a restricted stock grant to our Anthony P. Zook, our Chief Executive Officer. This capital increase also became effective upon registration of this shareholder resolution with the commercial register on September 24, 2015. Further, we created a contingent capital of up to 150,920 ordinary shares to be used exclusively upon exercise of stock options granted pursuant to our Stock Option Plan, of which 71,484 of such options have been issued. If beneficiaries exercise their options or additional shares get issued under any of our authorized capitals or our contingent capital, you may experience additional dilution, which could cause our share price to fall.
Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of the ADSs to decline.
This registration statement includes up to 12,083,761 ADSs, representing 911,982 ordinary shares, that may be offered by the selling shareholders. Additional sales of our ADSs in the public market, or the perception that these sales could occur, could cause the market price of the ADSs to decline. As of the date of this prospectus, we had 1,829,206 ordinary shares outstanding, including 65,071 ordinary shares awarded pursuant to either restricted share award agreements or our 2014 Restricted Share Plan that are subject to repurchase. To the extent additional ordinary shares (including those held by the selling shareholders) are deposited for ADSs and such additional, or our existing, ADSs are sold into the market, the market price of the ADSs could decline.
If securities or industry analysts cease publishing research, or publish inaccurate or unfavorable research, about our business, our share price and trading volume could decline.
The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

We expect to lose our foreign private issuer status as a result of our recent public offerings of ADSs, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
We are currently a foreign private issuer and, therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (b) (i) a majority of our executive officers or directors may not be United States citizens or residents, (ii) more than fifty-percent (50%) of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. A foreign private issuer must determine its status on the last business day of its most recently completed second fiscal quarter. As a result of our recently completed public offerings, we expect to lose our status as a foreign private issuer, effective as of January 1, 2016. If a foreign private issuer no longer satisfies these requirements, it will become subject to U.S. domestic reporting requirements on the first day of its fiscal year immediately succeeding such determination. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NASDAQ Global Market rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members to our management board and supervisory board.
We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.
In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain corporate subsidiaries) is passive income (the “income test”) or (2) at least 50% of the average value of our assets (looking through certain corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of both the income test and the asset test, passive income generally includes, without limitation, dividends, interest, rents, royalties and gains from the disposition of passive assets. In determining the average value of our assets for the current and future taxable years, as described in the following paragraph, we will likely be required to use the fair market value of our assets and not the tax basis of our assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ADSs, the U.S. Holder may be subject to increased U.S. federal income tax liability upon a sale or other disposition of our ADSs or the receipt of certain excess distributions from us and may be subject to additional reporting requirements. Based on the composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries in 2014, we believe that we should not be treated as a PFIC in 2014. However, because of the complexity of the PFIC rules and because we have not performed a definitive analysis as to our PFIC status for such taxable year, there can be no assurance with respect to our PFIC status for such taxable year.
With respect to the current taxable year, we expect to be treated as a publicly traded corporation for purposes of the PFIC rules. In such case, the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our shares. Fluctuations in the market price of our shares may cause us to become a PFIC for 2015 or later taxable years. In addition, the composition of our income and assets will be affected by how, and how quickly, we use our liquid assets and the cash raised in our public offerings. If we were unable to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC would substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules.
We could be treated as a U.S. corporation for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to us and investors.
For U.S. federal income tax purposes, a corporation generally is considered a U.S. corporation if it is created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia. Entities treated as U.S. corporations are generally subject to U.S. federal income tax on their worldwide income, and U.S. reporting and withholding tax rules may apply to dividends that they pay. Because we were formed and organized under the law of Germany, we would ordinarily not be treated for U.S. federal income tax purposes as a U.S. corporation. Section 7874 of the Code, however, contains special rules that could result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes where the corporation, directly or indirectly, re-domiciles from the U.S. to another country. Under Section 7874 of the Code, as a result of our re-domiciling from the U.S. to Germany, we would be treated as a U.S. corporation for U.S. federal income tax purposes unless our “expanded affiliated group” is treated as having “substantial business activities” in Germany. While we believe that we satisfied this “substantial business activities” test (and, thus, should not be treated as a U.S. corporation for U.S. federal income tax purposes), due to the complexity of certain aspects of the law and the very fact-specific nature of the inquiry, there is no assurance that the IRS will not challenge our determination. In addition, there have been proposals to expand the scope of U.S. corporate tax residence and there could be prospective or retroactive changes to Section 7874 of the Code that would result in us being treated as a U.S. corporation. If it were determined that we should be treated as a U.S. corporation for U.S. federal tax purposes, we could be liable for substantial U.S. federal taxes. In addition, our investors could be subject to U.S. withholding tax (including under the Foreign Account Tax Compliance Act) on the receipt of dividends from us.
If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls over financial reporting and disclosure controls and procedures. In particular, we will be required, beginning with our fiscal year ending December 31, 2015, under Section 404 of the Sarbanes-Oxley Act, to perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. We are not yet required to provide an attestation. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement. At the time when we are no longer an emerging growth company, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.
Our compliance with Section 404 will cause us to incur substantial accounting expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of the ordinary shares or ADSs could decline, and we could be subject to sanctions or investigations by the NASDAQ Global Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

MARKET PRICE FOR OUR AMERICAN DEPOSITARY SHARES
Our ADSs, each representing 1/13.25 of an ordinary share, have been listed on the NASDAQ Global Market since July 25, 2014. Our ADSs are listed for trading on the NASDAQ Global Market under the symbol “INNL.”
The following table sets forth for the periods indicated the reported high and low sale prices of our ADSs on the NASDAQ Global Market.
Year Ended December 31,	High	Low
2014	$9.51	$4.45
Quarter Ended	High	Low
September 30, 2014	$9.51	$6.15
December 31, 2014	$8.91	$4.45
March 31, 2015	$8.98	$6.00
June 30, 2015	$16.46	$6.98
Month Ended	High	Low
March 2015	$8.83	$7.39
April 2015	$10.46	$6.98
May 2015	$11.93	$9.56
June 2015	$16.46	$11.70
July 2015	$15.19	$12.91
August 2015	$15.00	$10.98
September 2015 (through September 28, 2015)	$14.00	$11.51
On September 28, 2015, the last reported sale price of our ADSs on the NASDAQ Global Market was $12.51 per ADS.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds from the sale of ADSs offered hereby by us. Unless otherwise indicated in a prospectus supplement, we currently anticipate that the net proceeds from our sale of ADSs will be used for general corporate purposes and other business opportunities. We will not receive any proceeds from the sale of any ADSs offered by the selling shareholders. However, we will receive the proceeds from any cash exercise of the options, which, if all exercised for cash, would result in gross proceeds to us of approximately €18.2 million. To the extent we receive cash upon exercise of these options, we expect to use that cash for working capital and general corporate purposes. We expect that the selling shareholders will sell their ADSs as described under “Plan of Distribution.” We are registering the ADSs for disposition by the selling shareholders pursuant to a commitment with them. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part, including any prospectus supplements. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of ADSs offered hereby will be borne by the applicable selling shareholders.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our shares. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any recommendation by our supervisory and management boards to pay dividends, subject to compliance with applicable law and any contractual provisions that restrict or limit our ability to pay dividends, including under agreements for indebtedness that we may incur, will depend on many factors, including our financial condition, results of operations, legal requirements, capital requirements, business prospects and other factors that our supervisory and management boards deem relevant. In addition, if, as expected, we draw down debt under our EIB loan, we will be subject to covenants limiting or restricting our ability to take specific actions, such as declaring dividends.
All of the shares represented by the ADSs offered by this prospectus will have the same dividend rights as all of our other outstanding shares. Any distribution of dividends proposed by our supervisory and management boards requires the approval of our shareholders at a shareholders’ meeting. See “Description of Share Capital,” which explains in more detail the procedures we must follow and the German law provisions that determine whether we are entitled to declare a dividend.
As we are an Irish tax resident company, Irish dividend withholding tax, or DWT, currently at a rate of 20%, will arise in respect of dividends or other distributions to our shareholders unless an exemption applies. Where DWT does arise, we are responsible for deducting DWT at source and accounting for the relevant amount to the Irish Revenue Commissioners.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2014, as follows:
•
on an actual basis;

•
on a pro forma basis to give effect to the issuance of 72,370 ordinary shares out of our Authorized Capital II to holders of phantom shares, prior to the closing of our April 2015 public offering, and the payment by our phantom share holders of the €1.00 nominal value per ordinary share, resulting in total proceeds to us of  €72,370 ($87,864); and

•
on a pro forma as-adjusted basis to reflect the sale by us of 1,999,690 ADSs in our April 2015 offering at the public offering price of  $9.00 per ADS, after deducting the estimated underwriting discounts and commissions and offering expenses paid by us.

You should read this information in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained therein, which is incorporated by reference herein.
	As of December 31, 2014
	Actual		Pro Forma		Pro Forma As Adjusted
	$(1)	€	$(1)	€	$(1)	€
	(in thousands)
Cash and cash equivalents	$55,382	€45,616	$55,470	€45,688	$72,387	€59,622
Shareholders’ equity (deficit):
Ordinary shares, €1.00 nominal value, 2,473,676 shares authorized, 1,503,271 shares issued and outstanding (actual); 2,473,676 shares authorized, 1,726,561 shares issued and outstanding (pro forma)	1,825	1,503	1,913	1,575	2,096	1,726
Share premium	148,222	122,084	148,222	122,084	164,956	135,867
Capital contribution	878	723	878	723	878	723
Other reserves	15,073	12,415	15,073	12,415	15,073	12,415
Currency translation reserve	(755)	(622)	(755)	(622)	(755)	(622)
Accumulated share compensation reserve	6,251	5,149	6,251	5,149	6,251	5,149
Accumulated deficit	(129,566)	(106,718)	(129,566)	(106,718)	(129,566)	(106,718)
Total shareholders’ equity	41,928	34,534	42,016	34,606	58,933	48,540
Total capitalization	$41,928	€34,534	$42,016	€34,606	$58,933	€48,540

(1)
Amounts in this column are not audited and have been converted from euros into U.S. dollars solely for the convenience of the reader at an exchange rate of  $1.2141 per euro, the exchange rate on December 31, 2014.

The number of ordinary shares outstanding set forth in the table above is based on 1,568,155 ordinary shares outstanding as of December 31, 2014, which includes 64,884 ordinary shares awarded under our 2014 Restricted Share Plan that were subject to repurchase as of December 31, 2014, and 58,953 ordinary shares accounted for as of December 31, 2014 but issued in February 2015 to former holders of our ordinary shares and series E preferred shares, and:
•
gives effect to the issuance of 72,370 ordinary shares issued out of our Authorized Capital II to holders of phantom shares (which we opted to settle in shares) prior to the closing of our April 2015 public offering;

•
excludes 205,199 ordinary shares authorized and issuable upon the exercise of options outstanding and exercisable as of December 31, 2014 which are included in the ordinary shares that may be offered and sold by selling shareholders;

•
excludes 24,784 ordinary shares reserved for options that have been awarded to members of our management board, management and employees pursuant to our 2014 Management Option Agreements, as of December 31, 2014 which are included in the ordinary shares that may be offered and sold by selling shareholders;

•
excludes 37,761 restricted ordinary shares awarded to our Chief Executive Officer, Anthony Zook, pursuant to a restricted share award agreement entered into upon his appointment on December 8, 2014, which were approved for issuance at our August 24, 2015 AGM and registered with the commercial registrar on September 24, 2015;

•
excludes up to 150,920 ordinary shares to be issued out of our Contingent Capital reserved for stock options for members of our management board and employees, pursuant to our Stock Option Plan, 71,484 of which have been issued to members of management and employees; and

•
excludes 150,920 additional ordinary shares, as represented by 1,999,690 ADSs issued as part of our April 2015 public offering, included in the Pro Forma As Adjusted information.

SELLING SHAREHOLDERS
This prospectus also relates to the possible resale from time to time by Cam Investment Cayman Holdings L.P., Morgan Stanley & Co. LLC, NewSmith Opportunities Private Equity Fund L.P., Investment Partners, L.P., Big Creek, L.P , Anthony H. Wild, Ph.D., Michael Myers, Ph.D., Gordon Dunn, Anthony P. Zook, Rolf D. Schmidt, Jonathan Symonds, CBE, A. James Culverwell, Shumeet Banerji, Ph.D., David R. Brennan, Friedrich W. Schmidt, Value Recovery Fund LLC, Langer VC Holdings LLLP, Denise Carter, Alexandra Dietrich, Turlough O’Connor, James Croke, Paul Oxholm, and Unicredit Bank AG, whom we refer to collectively in this prospectus as the “selling shareholders,” of an aggregate of 12,083,761 ADSs, representing 911,982 ordinary shares, which consists of: (i) 9,364,875 ADSs representing 706,783 ordinary shares and (ii) 2,718,886 ADSs representing 205,199 ordinary shares issuable upon the exercise of options held by the selling shareholders under the 2014 Option Agreement, each of which options were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.
All of the shares, and options to acquire shares, were issued to the selling shareholders either: (i) in connection with convertible debt and equity financings and warrants of our predecessor, Innocoll Holdings, Inc., which was subsequently re-domiciled from the United States to Germany, pursuant to a contribution in kind and share for share exchange into the newly formed Innocoll GmbH, a German limited liability company, pursuant to which the holders of ordinary shares, preferred shares and warrants to purchase ordinary shares of Innocoll Holdings contributed their shares and warrants by way of a contribution in kind to Innocoll GmbH in exchange for ordinary shares, preferred shares and options to purchase ordinary shares of Innocoll GmbH, (ii) equity financings of Innocoll GmbH which was subsequently recapitalized such that all preferred shares in Innocoll GmbH became ordinary shares of Innocoll GmbH immediately prior to the transformation of Innocoll GmbH into a German stock corporation (Aktiengesellschaft or AG), pursuant to which all shares of Innocoll GmbH became ordinary shares of Innocoll AG, (iii) pursuant to shares of Innocoll AG issued to holders as a result of certain anti-dilution protection triggered by our IPO, or (iv) in connection with certain phantom share awards made pursuant to certain Phantom Share Award Agreements which the Company opted to fulfill in ordinary shares. The different types of shares and options to acquire shares held by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act prior to the date of the registration statement of which this prospectus is a part.
If any selling shareholder offers ADSs in any future offering, an applicable prospectus supplement will set forth the name of each such selling shareholder, the nature of any position, office or other material relationship which the selling shareholder has had with the Company or any of its predecessors or affiliates during the three years prior to the date of the applicable prospectus supplement, the number of our ordinary shares owned by the selling shareholder before and after the offering and the number of our ordinary shares to be offered by the selling shareholder. In the alternative, we will file a single prospectus supplement that may be relied upon to cover sales by the selling shareholders from time to time.
We will pay the fees and the expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of selling shareholders’ counsel. The selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their ordinary shares.
The selling shareholders may not sell any ADSs pursuant to this prospectus until we have identified such selling shareholder and the ordinary shares which may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION
We, or the selling shareholders, as applicable, may sell the ADSs in one or more of the following ways (or in any combination) from time to time:
•
through underwriters or dealers;

•
directly to a limited number of purchasers or to a single purchaser;

•
through agents;

•
in open market transactions through brokers; or

•
through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:
•
the name or names of any underwriters, dealers or agents;

•
the purchase price of such securities and the proceeds to be received by us, if any;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
any public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•
negotiated transactions;

•
at a fixed public offering price or prices, which may be changed;

•
at market prices prevailing at the time of sale;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
The securities may be sold through agents from time to time. The prospectus supplement may name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. If a selling shareholder is selling in a normal brokerage transaction in the open market, the prospectus supplement may not name such broker.
We, or the selling shareholders, as applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Any underwriters to whom ADSs are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

DESCRIPTION OF SHARE CAPITAL
The following description is a summary of certain information relating to our share capital, as well as certain provisions of our articles of association and the German Stock Corporation Act (Aktiengesetz). Unless stated otherwise, the description insofar as it relates to our articles of association is based on the amended version of our articles of association which was registered with the commercial register (Handelsregister) in Regensburg, Germany, on September 24, 2015. This summary does not purport to be complete and speaks as of the date of this prospectus. Copies of the articles of association are publicly available from the commercial register of the local court in Regensburg, Germany, electronically at www.unternehmensregister.de and as an exhibit to the Registration Statement of which this prospectus forms a part.
Share Capital
As of the date of this prospectus, our share capital amounts to €1,829,206, divided into 1,829,206 no par-value ordinary registered shares (Namensaktien) with a notional value of  €1.00 per share. The shares were created according to German law.
Changes in Our Share Capital during the Last Three Fiscal Years
As of August 23, 2013, the date of the incorporation of Innocoll GmbH, our share capital as registered with the commercial register amounted to €738,623. From the period of incorporation up to the date of this prospectus, our share capital has changed as follows:
•
On October 24, 2013, the share capital was increased by €20,194 to €758,817 pursuant to the issue of 20,194 series D preferred shares of Innocoll GmbH at a price of  €100 each.

•
On November 29, 2013, the share capital was increased by €42,500 to €801,317 pursuant to the issue of 42,500 series D preferred shares of Innocoll GmbH at a price of  €100 each.

•
On January 28/March 20, 2014, the share capital was increased by €47,840 to €849,157 pursuant to the issue of an aggregate of 47,840 restricted shares to certain members of our advisory board and management board pursuant to the 2014 Restricted Share Awards, in the form of ordinary series A, series B, series C, series D and series D-2 preferred shares of Innocoll GmbH at nominal value of  €1.00 each.

•
On May 22, 2014, we approved an increase in our share capital by €122,389 to €971,546 pursuant to the issue of 77,924 series E preferred shares of Innocoll GmbH at a price of  €112.52 per share, the issue of 43,596 restricted shares to certain members of our advisory board and management board pursuant to the 2014 Restricted Share Awards, in the form of ordinary, series A, series B, series C, series D and series E preferred shares at a nominal value of  €1.00 each and the issue of 869 ordinary, series A, series B, series C, series D and series E preferred shares at a nominal value of  €1.00 each to a former member of our advisory board. The terms of the notarial deed pursuant to which the series E preferred shares were issued provide an anti-dilution right such that, in the event of an initial public offering in which the price per ordinary share is less than 1.2 times the series E stated value per share (€112.52), or the IPO Premium Requirement, our shareholders agreed to approved a further capital increase in which the holders of series E preferred shares, or ordinary shares issued to such holders after our transformation into Innocoll AG, would be issued new ordinary shares in Innocoll AG at a notional value of  €1.00 per share in an amount such that the weighted average price per share of the newly issued ordinary shares will satisfied the IPO Premium Requirement.

•
On June 16, 2014, we approved an increase in our share capital by €32,977 to €1,004,523 pursuant to the issue of 32,977 new ordinary shares to certain members of our advisory board and certain of our existing investors with an aggregate share premium of  €3.7 million with the same anti-dilution rights as the series E preferred shares.

•
Also on June 16, 2014, all our shareholders agreed to amend and restate Innocoll GmbH’s articles of organization and amend and terminate all preference, redemption and cumulative dividend rights by converting all preferred shares into ordinary shares (other than with respect to the series E preferred shares regarding certain anti-dilution rights) in exchange for 1,004,523 ordinary shares of Innocoll GmbH.

•
On July 3, 2014 upon registration of our transformation in the commercial register, all ordinary shares of Innocoll GmbH became ordinary shares of Innocoll AG in accordance with the provisions of the German Reorganization Act.

•
By resolution of an extraordinary meeting of our shareholders held on July 18, 2014, our management board was authorized to increase our share capital from €1,004,523 to up €1,504,523 pursuant to the issuance of up to 500,000 new ordinary shares with the consent of our supervisory board, under exclusion of statutory subscription rights of our shareholders. Our management board, with the consent of our supervisory board decided on July 24, 2014 to increase our share capital by 490,567 ordinary shares, as represented by ADSs, which formed part of our initial public offering, which capital increase was registered in the commercial register on July 28, 2014.

•
In September, 2014 our share capital was increased by €14,112 to €1,509,202 ordinary shares, in connection with the issuance of an aggregate of 14,112 of our ordinary shares purchased by the underwriters in the form of ADSs at a public offering price of  $9.00 per ADS upon exercise of their over-allotment option.

•
In February 2015, our share capital was increased by €58,953 to €1,568,155 ordinary shares, in connection with the issuance of an aggregate of 58,953 of our ordinary shares to former holders of ordinary and series E preferred shares as a result of anti-dilution protection provision associated with such ordinary and preferred shares acquired in pre-IPO financings to satisfy the IPO Premium Requirement.

•
In April 2015, our share capital was increased by €72,370 to €1,640,525 ordinary shares issued out of our Authorized Capital II to holders of phantom shares (which we opted to settle in shares).

•
In April 2015, our management board, with the consent of our supervisory board, resolved to increase our share capital by 150,920 ordinary shares, as represented by ADSs, which formed part of our April 2015 public offering, which capital increase was registered in the commercial register on April 24, 2015.

•
At our August 24, 2015 Annual General Meeting our shareholders approved the resolution to issue the 37,761 ordinary shares awarded to our CEO Anthony P. Zook under our restricted share plan, which capital increase was registered in the commercial register on September 24, 2015.

Authorized Capital
According to our articles of association, we have three sets of authorized capital as follows:
•
Our management board is entitled to increase our share capital by up to €205,199 by issuing new ordinary registered shares in the aggregate, or Authorized Capital I, with the approval of the supervisory board, until June 15, 2019 against contribution in cash or in kind once or several times by issuing new ordinary shares. The management board is entitled, with the approval of the supervisory board, to exclude subscription rights of our shareholders. The management board is entitled, with the approval of the supervisory board, to determine the subscription amount, to fix the start of the relevant dividend and other rights as well as the details of the implementation of any capital increase from the Authorized Capital I. registered shares in the aggregate, or Authorized Capital I, with the approval of the supervisory board, until June 15, 2019 against contribution in cash or in kind once or several times by issuing new ordinary shares. The management board is entitled, with the approval of the supervisory board, to exclude subscription rights of our shareholders. The management board is entitled, with the approval of the supervisory board, to determine the subscription amount, to fix the start of the relevant dividend and other rights as well as the details of the implementation of any capital increase from the Authorized Capital I.

•
Our management board is entitled to increase our share capital by up to €24,784 by issuing new ordinary registered shares in the aggregate, or Authorized Capital II, with the approval of the supervisory board, until June 15, 2019 against contribution in cash or in kind once or several times by issuing new ordinary shares. The management board is entitled, with the approval of the supervisory board, to exclude subscription rights of our shareholders. The management board is entitled, with the approval of the supervisory board, to determine the subscription amount, to fix the start of the relevant dividend and other rights as well as the details of the implementation of any capital increase from the Authorized Capital II. This Authorized Capital II excludes 72,370 ordinary shares issued to holders of phantom shares (which we opted to settle in shares), 35,736 of which, represented by 473,502 ADSs, were sold as part of our April 2015 public offering.

•
Our management board is entitled to increase our share capital by up to €665,739 by issuing new ordinary registered shares in the aggregate, or Authorized Capital III, with the approval of the supervisory board, until August 23, 2020 against contribution in cash or in kind once or several times by issuing new ordinary shares. The management board is entitled, with the approval of the supervisory board, to determine the subscription amount, dividend and other rights as well as the details of the implementation of any capital increase from the Authorized Capital III. The management board is authorized to exclude the subscription rights of our shareholders with the approval of the supervisory board:

◦
to the extent necessary in order to balance fractional amounts,

◦
where the subscription amount of the new shares is not significantly less than the stock exchange price of shares carrying the same rights already listed on a stock exchange, and where the portion in the registered share capital represented by the new shares does not exceed 10% in the aggregate, either at the time of issuance, consummation or at the point of time the authorization is exercised. The 10% limit includes shares which (i) were or will be sold by us pursuant to or in reliance on Section 186 of the German Stock Corporation Act, or (ii) were, or, as the case may be, will be issued with in connection with instruments with conversion or option rights to service the bonds, in both cases provided that this is done on the basis of a valid authorization at the effective date of this authorization,

◦
to the extent necessary in order to grant holders of option rights attached to bonds or creditors of convertible bonds which were or will be issued by us or any of our affiliated companies/group companies a right to subscribe for new shares in an amount for which they would be entitled to subscribe subsequent to the option or conversion rights being exercised or, as the case may be, following the discharge of conversion obligations, and

◦
if the capital increase against contributions in kind is made for the purpose of acquiring other companies, or participations in other companies.

Contingent Capital
According to our articles of association we have established a contingent capital which provides for an increase of our share capital by up to €150,920 by issuance of up to 150,920 new ordinary shares (Contingent Capital). The Contingent Capital increase may be implemented exclusively in connection with stock options granted to our, or our subsidiaries’, members of management board and employees, pursuant to a stock option plan in accordance with the resolution of our extraordinary shareholder meeting on December 4, 2014, of which options to purchase 71,484 ordinary shares have been issued. The Contingent Capital increase will be implemented automatically to the extent that the stock options are exercised by the grantees and we do not use treasury shares to fulfill the stock options. The new ordinary shares so created are entitled to participate in our profits from the beginning of the business year in which they are issued. Our supervisory board is entitled to adjust our articles of association without the need for further shareholder approval to reflect the issuance of new ordinary shares out of the Contingent Capital upon exercise of the stock options.

EXPENSES
The following table sets forth the expenses, other than any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus is a part. All amounts are estimated except the SEC registration fee:
Expenses	Amount
SEC registration fee		$35,459.07
FINRA filing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees		*
Other fees and expenses		*
Total	$	*

*
To be provided in a prospectus supplement or in a Report of Foreign Private Issuer on Form 6-K subsequently incorporated by reference into this prospectus.

LEGAL MATTERS
Unless otherwise stated in any applicable prospectus supplement, the validity of the ADSs with respect to U.S. law in connection with the securities offered pursuant to this prospectus will be passed upon for us by Dentons US LLP, New York, New York. Unless otherwise stated in any applicable prospectus supplement, the validity of the shares with respect to German law in connection with the securities offered pursuant to this prospectus will be passed upon for us by Dentons Europe LLP.
EXPERTS
The financial statements of Innocoll AG appearing in its Annual Report on Form 20-F for the year ended December 31, 2014 have been audited by Grant Thornton, independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of, upon the authority of said firm as experts in accounting and auditing. The offices of Grant Thornton are located at 24-26 City Quay, Dublin 2, Ireland.
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
Innocoll AG is a German stock corporation and its registered offices and all of its assets are located outside of the United States. In addition, certain members of our management board, our supervisory board, our senior management and the experts named herein are residents of jurisdictions other than the United States, namely Ireland, the United Kingdom and Germany. As a result, it may not be possible for you to effect service of process within the United States upon Innocoll AG or these individuals to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Innocoll in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Germany. In addition, actions brought in a German court against Innocoll AG or the members of its supervisory board and management board, its senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, German courts generally do not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our management board, supervisory board and senior management and the experts named in this prospectus. In addition, even if a judgment against our company, the non-U.S. members of our management board, supervisory board, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC under the Exchange Act. You may review and copy this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration Statement, are also available to you on the SEC’s website at http://www.sec.gov.
As a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and members of our supervisory and management boards and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.
INCOPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:
•
Form 8-A, File No. 001-36565, filed on July 23, 2014, which incorporates by reference the description of our American Depositary Shares set forth under the caption “Description of American Depositary Shares” in the Prospectus forming a part of the Registration Statement on Form F-1 (Registration No. 333-196910), as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on June 19, 2014 and amended on July 15, 2014, including exhibits, and as may be subsequently amended from time to time for the purpose of updating that description;

•
Annual Report on Form 20-F for the fiscal year ended December 31, 2014 filed with the SEC on March 19, 2015, and any amendments thereto; and

•
Reports on Form 6-K filed with or furnished to the SEC on May 14, 2015, July 8, 2015, July 16, 2015, August 14, 2015 and August 28, 2015.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F and any report on Form 6-K, or any part thereof, which states that it, or any part thereof, is being incorporated by reference herein, in each case filed by the registrant pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of the offering made by this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at our headquarters, which is currently located at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland, and our telephone number is +353 (0) 90 648 6834. Copies of these filings may also be accessed at our website, www.innocollinc.com. Information contained in our website is not part of this prospectus.

American Depositary Shares
Representing Ordinary Shares
Innocoll AG

PROSPECTUS

           , 2015

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Board Members and Officers.
Under German law, we may not, as a general matter, indemnify members of our supervisory board and management board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of our company. We will indemnify our supervisory board and management board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services.
We have provided directors’ and officers’ liability insurance for the members of our supervisory and management boards against civil liabilities, which they may incur in connection with their activities on behalf of our company. We intend to expand their insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.
Item 9.   Exhibits.
Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Association
4.1	Form of specimen of ordinary registered share certificate and English translation(1)
4.2	Form of Deposit Agreement(1)
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)(1)
5.1*	Opinion of Dentons Europe LLP
23.1*	Consent of Dentons Europe LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton, independent registered public accounting firm
24.1	Powers of Attorney (included on signature page)

(1)
Incorporated by reference to our registration statement on Form F-1/A (file no. 333-196910), filed July 24, 2014.

*
To be filed by amendment.

Item 10.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or 17 CFR §210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(iii)
If the registrant is relying on 17 CFR §230.430D:

(A)
Each prospectus filed by the registrant pursuant to 17 CFR §230.424(b)(3) and (h) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to 17 CFR §230.424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on 17 CFR §230.430D relating to an offering made pursuant to 17 CFR §230.415(a)(1)(vii) or (a)(1)(xii) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in 17 CFR §230.430D, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athlone, Ireland, on this 29th day of September, 2015.
INNOCOLL AG
By:
/s/ Anthony P. Zook

Anthony P. Zook
Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned members of the supervisory board and the management board of the Registrant hereby severally constitute and appoint Anthony P. Zook and Jose Carmona, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Anthony P. Zook Anthony P. Zook	Chief Executive Officer and Chairperson of management board (Principal executive officer)	September 29, 2015
/s/ Jose Carmona Jose Carmona	Chief Financial Officer (Principal financial and accounting officer)	September 29, 2015
/s/ Jonathan Symonds Jonathan Symonds, CBE	Chairperson of supervisory board	September 29, 2015
/s/ Shumeet Banerji Shumeet Banerji, Ph.D.	Vice chairperson of supervisory board	September 29, 2015
/s/ A. James Culverwell A. James Culverwell	Member of supervisory board	September 29, 2015
/s/ David R. Brennan David R. Brennan	Member of supervisory board	September 29, 2015
/s/ Rolf D. Schmidt Rolf D. Schmidt	Member of supervisory board	September 29, 2015
/s/ Joseph Wiley Joseph Wiley, M.D.	Member of supervisory board	September 29, 2015

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the United States Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the United States has signed this Registration Statement on this 29th day of September, 2015.
INNOCOLL AG
By:
/s/ Anthony P. Zook

Anthony P. Zook
Service of Process Officer

Exhibit Index
Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Association
4.1	Form of specimen of ordinary registered share certificate and English translation(1)
4.2	Form of Deposit Agreement(1)
4.3	Form of American Depositary Receipt (included in Exhibit 4.2)(1)
5.1*	Opinion of Dentons Europe LLP
23.1*	Consent of Dentons Europe LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton, independent registered public accounting firm
24.1	Powers of Attorney (included on signature page)

(1)
Incorporated by reference to our registration statement on Form F-1/A (file no. 333-196910), filed July 24, 2014.

*
To be filed by amendment.